Exhibit 10.11

LEASE AGREEMENT

3101 Exposition Boulevard

Between

WELCOME TO THE DAIRY, LLC,

a Delaware limited liability company

as Landlord,

and

SWEETGREEN, INC.,

a Delaware corporation

as Tenant,

Dated May 23, 2019

The submission of this Lease by Landlord, its broker, agent or representative, for examination or execution by Tenant, does not constitute an option or offer to lease the Premises upon the terms and conditions contained herein or a reservation of the Premises in favor of Tenant; it being intended hereby that notwithstanding the preparation of space plans and/or tenant improvements plans, etc., and/or the expenditure by Tenant or Landlord of time and/or money while engaged in negotiations of this Lease, or Tenant’s or Landlord’s forbearing pursuit of other leasing opportunities, or even Tenant’s execution of this Lease and submission of same to Landlord, that this Lease shall become effective and binding upon Landlord and Tenant only upon the execution hereof by Landlord and Tenant and Landlord’s delivery of a fully executed counterpart hereof to Tenant. No exception to the foregoing disclaimer is intended, nor shall any be implied, from expressions of Landlord’s or Tenant’s willingness to negotiate in good faith with respect to any of the terms and conditions contained herein.

TABLE OF CONTENTS

EXHIBITS

A	OUTLINE AND LOCATION OF THE PREMISES
A-1	LEGAL DESCRIPTION OF THE PROPERTY
B	TENANT WORK LETTER
B-1	BASE, SHELL AND CORE DESCRIPTION
C	NOTICE OF LEASE TERM DATES
D	BASE RENT ABATEMENT PROVISION
E	PHASE I LANDSCAPING
F	PARKING PLAN
G	ROOF DECK

2

LEASE AGREEMENT

This Lease Agreement (this “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”) below, is made by and between WELCOME TO THE DAIRY, LLC, a Delaware limited liability company (“Landlord”), and SWEETGREEN, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Effective Date:	May 23, 2019

2. Premises (Article 1).

2.1 “Phase I Premises”:	Subject to Section 1.1.1, approximately 57,681 rentable square feet of space (which is based on the usable square footage of the Phase I Premises per BOMA Industrial Buildings: Standard Methods of Measurement (ANSI Z65.2 – 2012) (Method A) plus an applied 12% load factor to such usable square footage, the “BOMA Standard”), comprising “Phase I” of the Property (as hereinafter defined). The outline and general location of the Phase I Premises as of the Effective Date is set forth in Exhibit A to this Lease.

2.2 “Phase II Premises”:	All the rentable square footage of “Phase II” of the Property, the size of which shall be determined based on the Approved Working Drawings for Landlord’s Phase II Work (as defined in Exhibit B attached hereto (the “Tenant Work Letter”)) and confirmed through measurement in accordance with Section 1.1.1 (and which shall be measured using the BOMA Standard), which shall be no more than 36,400 rentable square feet, excluding the rentable square footage of the Roof Deck. The outline and general location of the to be constructed Phase II Premises as of the Effective Date is set forth in Exhibit A to this Lease. The rentable square footage shall not include the rentable square footage of the contemplated roof deck for the Phase II Premises (the “Roof Deck”) and no Monthly Rent (as hereinafter defined) shall be payable on the Roof Deck.

2.3 “Premises”:	Collectively, the Phase I Premises and the Phase II Premises (which Phase II Premises includes the Roof Deck).

2.4 “Building”:	Those certain building(s) containing the Premises.

2.5 “Property”:	That certain property located at 3101 Exposition Boulevard, Los Angeles, California (including all parking, outdoor areas and easements appurtenant thereto) and legally described on Exhibit A-1 to this Lease. So long as Tenant does not exercise the Phase II Late Delivery Termination Option, Tenant shall be the sole tenant of the Property.

3. Lease Term (Article 2).

3.1 “Lease Term”:	The Lease Term shall commence on the “Lease Commencement Date” (as defined below) and extend for one hundred twenty-seven (127) full calendar months (plus any partial calendar month at the beginning of the Lease Term).

3.2 “Lease Commencement Date”:

Subject to adjustment pursuant to the Tenant Work Letter, the date Landlord delivers possession of the Phase I Premises to Tenant with Landlord’s Work (as defined in the Tenant Work Letter) and the Tenant Improvements (as defined in the Tenant Work Letter) with respect to the Phase I Premises (the “Phase I Work”) Substantially Complete (as defined in the Tenant Work Letter). Notwithstanding the foregoing to the contrary, unless otherwise mutually agreed upon by Landlord and Tenant, in no event shall the Lease Commencement Date occur prior to January 31, 2020. Landlord shall give Tenant at least thirty (30) days prior written notice (which notice may be provided by email to:

[redacted], [redacted], and [redacted], or such other email addresses as Tenant may designate from time to time upon written notice to Landlord [such notice referred to herein as “Email Notice”]) of the date of Substantial Completion of the Phase I Work; Tenant shall not be obligated to accept possession of the Phase I Premises prior to the end of such 30-day period.

3.3 “Phase II Commencement Date”:	Subject to adjustment pursuant to Section 4.2 of the Tenant Work Letter, the date Landlord delivers possession of the Phase II Premises to Tenant with Landlord’s Work and the Tenant Improvements with respect to the Phase II Premises (the “Phase II Work”) Substantially Complete. Notwithstanding the foregoing to the contrary, unless otherwise mutually agreed upon by Landlord and Tenant, in no event shall the Phase II Commencement Date occur prior to December 31, 2020. Landlord shall give Tenant at least thirty (30) days prior written notice (which may be provided by Email Notice) of the date of Substantial Completion of the Phase II Work; Tenant shall not be obligated to accept possession of the Phase II Premises prior to the end of such 30-day period.

3.4 “Lease Expiration Date”:	The last day of the one hundred twenty-seventh (127th) full calendar month of the Lease Term.

4. “Base Rent” (Article 3):

Base Rent for the Premises shall be $3.15 per rentable square foot on a monthly basis (meaning the initial monthly Base Rent for the Phase I Premises shall be $181,695.15); from the Lease Commencement Date until the Phase II Commencement Date, Base Rent shall be payable on the Phase I Premises only; from and after the Phase II Commencement Date, Base Rent shall be payable on the entire Premises (excluding the Roof Deck). Commencing on the first day of the thirteenth (13th) full calendar month of the Lease Term, and continuing on each anniversary of such date thereafter, the Base Rent per rentable square foot of the Premises shall increase by three percent (3%) from the then current Base Rent per rentable square foot of the Premises (such increase shall, for the avoidance of doubt, not be subject to rounding so that Base Rent per rentable square foot of the Premises increases by exactly 3%). If requested by either Landlord or Tenant after the final rentable square footage of the Phase I Premises or Phase II Premises is determined (as applicable) in accordance with the terms herein, Landlord and Tenant shall promptly and mutually execute a schedule of Base Rent for the Phase I Premises and Phase II Premises (as applicable) showing the annual and monthly Base Rent due for the Phase I Premises and Phase II Premises (as applicable).

*   Subject to abatement of Base Rent on the terms, and subject to the conditions, set forth in Exhibit D attached to this Lease.

5. “Tenant’s Share” (Article 4):	A fraction, the numerator of which is the rentable square footage of the Premises, and the denominator of which is the rentable square footage of the Property. The square footage of the Roof Deck shall not be included in the calculation of Tenant’s Share. Notwithstanding the foregoing, Tenant’s Share shall be 100%, so long as Tenant is the only tenant of the Property.

6. “Permitted Use” (Article 5):	General office, restaurant, and retail use, and any other use permitted by Applicable Laws so long as the same is consistent with the “Underlying Documents” (as defined below) and in conformity with municipal zoning requirements of the City of Los Angeles, California (the “City”), and other “Applicable Laws” (as defined below), and with the character of the Property as a first class reconstructed creative office property. Landlord acknowledges that Tenant’s use of the Premises may include a gym, meditation space, cafeteria, test kitchen, and other amenities for Tenant’s employees.

7. Security Deposit (Article 22)	None.

Prepaid Base Rent (Article 3):	$181,695.15

Prepaid Direct Expenses (Article 3):	$71,200.00

8. Valet Parking (Section 6.1.2.3; Article 29):	See Section 6.1.2.3 and Article 29 for more detail.

9. Address of Tenant (Section 30.15):

Before the Lease Commencement Date:

SWEETGREEN, INC.

8840 Washington Boulevard, 4th Floor

Culver City, California 90232

Attention: Accounting Department.

From and after the Lease Commencement Date:

The Premises

Attention: Accounting Department

A copy of all notices pertaining to any default applicable to Tenant shall be sent in the same manner and at the same time to:

Ravid Law Group

601 S. Figueroa Street, Suite 4400

Los Angeles, California 90017

Attention: Nadav Ravid, Esq.

10. Address of Landlord (Section 30.15):

WELCOME TO THE DAIRY, LLC

7461 Beverly Blvd, 5th Floor

Los Angeles, California 90036

Attention: Property Management

Rent by Mail to:

WELCOME TO THE DAIRY, LLC

7461 Beverly Blvd, 5th Floor

Los Angeles, California 90036

Attention: Property Management

Or, Rent by Wire Transfer to:

To be provided by Landlord prior to the Lease Commencement Date.

11. Broker(s) (Section 30.20):	L.A. Realty Partners (“Tenant’s Broker”), representing Tenant, and The Luzzatto Company, Inc. (“Landlord’s Broker”), representing Landlord.

The Summary represents a summary of the basic terms of this Lease. In the event of any inconsistency between the terms contained in the Summary and any specific clause of this Lease, the terms of the more specific clause of this Lease shall prevail.

ARTICLE 1

PREMISES AND COMMON AREAS

1.1 The Premises.

1.1.1 Subject to the terms and conditions set forth in this Lease, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Tenant acknowledges and agrees that this Lease is made upon the condition that Tenant will perform each of its obligations hereunder and that Tenant’s agreement to perform each of such obligations is a material part of the consideration for this Lease. The parties acknowledge that Exhibit A is intended only to show the outline and general location of the Premises, and that this Exhibit does not constitute an agreement, representation or warranty as to the construction or precise area of the Premises, the Building or the Property, as to the specific location or elements of the Property, including the Building or the “Common Areas” (as defined below) or as to the access ways to the Premises, the Building or the Property.

Prior to lease execution, the parties confirmed the usable square footage of the Phase I Premises, which confirmation is binding and conclusive on the parties and shall not be subject to challenge.

At the earliest feasible time but no later than the Phase II Commencement Date, Landlord shall have the Approved Working Drawings for Landlord’s Phase II Work (excluding the Roof Deck) measured by Stevenson Systems (or if not in business for any reason at the time the Phase II Measurement Report [as hereinafter defined] is required, then another third party BOMA measurer reasonably agreed to by Landlord and Tenant), who shall measure the usable square footage using the BOMA Standard and issue a report confirming such findings (the “Phase II Measurement Report”). To account for the 12% load factor stipulated by the Landlord and Tenant, the rentable square footage of the Phase II Premises shall be 112% of such usable square footage (rounded to the nearest square foot). The Phase II Measurement Report shall be subject to verification by Tenant’s Architect (as hereinafter defined). If Tenant’s Architect does not agree with the Phase II Measurement Report (which objection must be made by Tenant within thirty (30) days after receipt of the Phase II Measurement Report), Tenant’s Architect shall submit its own measurement report using the BOMA Standard (the “Tenant Measurement Report”), and Landlord and Tenant shall then mutually select a third party impartial architect (whose fee shall be split equally between Landlord and Tenant) to decide if the Phase II Measurement Report or the Tenant Measurement Report is more accurate. Such third party architect may only choose one of the two reports, and its conclusion as to which of the reports is more accurate shall be binding and conclusive on the parties. Solely by way of example, if the Phase II Measurement Report (or Tenant Measurement Report, if such report prevails pursuant to the provision above) determined the usable square footage of the Phase II Premises was 25,000 square feet, the rentable square footage would factor in a 12% load factor, for a final rentable square footage of 28,000, and assuming the Base Rent per rentable square foot per month of the Phase II Premises is then $3.15; the monthly Base Rent for the Phase II Premises would then be $88,200.00 ($3.15 x 28,000 rentable square feet). On the Phase II Commencement Date, Base Rent shall commence for the Phase II Premises (subject to the abatement periods set forth in Exhibit D) and the Base Rent per rentable square foot of the Phase II Premises shall always be the same as that of the Phase I Premises (except that, pursuant to Exhibit D, abatements of such Base Rent will likely occur during different time periods).

1.1.2 A. Except as specifically set forth in this Lease, including, without limitation, in Exhibits B and B-1, the Premises shall be accepted by Tenant in their “AS-IS” condition and configuration as of the Effective Date, without any obligation of Landlord to provide or pay for any work or services related to the improvement of the Premises, the Building or the Property and without any representation or warranty regarding the condition of the Premises, the Building or any other portion of the Property, their suitability for the conduct of Tenant’s business or any zoning ordinances or other

“Restrictions” (as defined below) that may affect the conduct of its business in or use of the Premises or any other rights or benefits of Tenant under the Lease. Subject to Section 1.2, Tenant hereby agrees that Tenant shall be solely responsible for determining whether any Restrictions may adversely affect the conduct of Tenant’s business in, or use of, the Premises or any other rights or benefits of Tenant under this Lease. Landlord shall repair any latent defect of which Tenant notifies Landlord within 9 months of the Lease Commencement Date with regards to the Phase I Premises, and within 9 months of the Phase II Commencement Date with regards to the Phase II Premises, so long as such latent defects are not caused by the acts or omissions of Tenant or its agents, employees, contractors, subtenants, licensees or invitees.

B. Landlord shall cause Substantial Completion of the Phase I Work to occur by March 26, 2020 (subject to adjustment as set forth in Section 1.1.4 below, the “Expected Delivery Date”). Landlord shall notify Tenant in writing when Landlord deems the Phase I Work to be Substantially Complete, and within three (3) Business Days following Tenant’s receipt of such notice, Landlord and Tenant shall inspect the Phase I Premises in order to confirm such Substantial Completion (the “Phase I Walkthrough”). Promptly following the Phase I Walkthrough, the parties shall either confirm the Substantial Completion of the Phase I Work (subject to Punch List Items [as defined in Section 4.1 of the Tenant Work Letter]), or otherwise acknowledge that the Phase I Work has not been Substantially Completed. The foregoing process shall be repeated until Substantial Completion has occurred and has been mutually acknowledged in writing. If the parties are unable to mutually agree in writing, the matter shall be referred to a third party impartial architect mutually agreed to by Landlord and Tenant, whose fee shall be split equally between Landlord and Tenant and whose determination of Substantial Completion shall be binding upon the parties, absent manifest error. In the event that the Lease Commencement Date does not occur by the Expected Delivery Date, Tenant shall have the right as its sole legal and equitable remedy (other than the Late Delivery Termination Option pursuant to the terms set forth herein), to a credit against payment of Base Rent (solely with respect to the Phase I Premises) equal to (x) one (1) day’s abatement in Base Rent for every day after the Expected Delivery Date and before the earlier of (A) the day which is seventy-six (76) days after the Expected Delivery Date (subject to adjustment as set forth in Section 1.1.4 below, the “Late Delivery Date”), or (B) the Lease Commencement Date, and (y) two (2) days’ abatement in Base Rent for every day on and after the Late Delivery Date and before the Lease Commencement Date, which abatement shall be applied against Base Rent first coming due hereunder (solely with respect to the Phase I Premises) until exhausted. In the event that the Lease Commencement Date does not occur by the day which is three hundred and sixty-five (365) days after the Expected Delivery Date (subject to adjustment as set forth in Section 1.1.4 below, the “Phase I Outside Date”), Tenant shall have the option (the “Late Delivery Termination Option”) to deliver notice to Landlord at any time prior to the Lease Commencement Date (“Delay Termination Notice”) of Tenant’s election to terminate this Lease effective upon the date which is thirty (30) days after delivery of the notice (“Delay Notice Termination Date”); provided, however, Landlord shall have the right to nullify such Delay Termination Notice by causing the Lease Commencement Date to occur within thirty (30) days of delivery of the Delay Termination Notice. In the event of such termination, (i) this Lease shall terminate on the Delay Notice Termination Date, and (ii) Landlord and Tenant shall each be relieved from any further liability to each other resulting under this Lease, except only that Landlord shall return any prepaid Rent or Security Deposit deposited by Tenant to Landlord in connection with this Lease and shall reimburse Tenant’s actual documented, reasonable, third-party out-of-pocket design, architectural, engineering and other associated costs (excluding legal costs) related exclusively to the design and build out of the Phase I Premises. Except for the abatement and termination remedies expressly set forth in this Section 1.1.2.B, Landlord shall not under any circumstances be subject to any liability whatsoever to Tenant, and Tenant shall not under any circumstances be entitled to rescind or terminate this Lease, for any delay in Landlord’s delivery of the Phase I Premises to Tenant (including, without limitation, any delay in Substantial Completion the Phase I Work).

C. If, after the date of Substantial Completion of the Phase I Work, Tenant’s use of all or a material portion (meaning greater than 10% of the rentable square footage) of the Phase I Premises is materially impaired (and not cured within three (3) Business Days after notice from Tenant to Landlord) as a result of the Phase II Work, Tenant shall (after such three (3) business day notice and cure period) be entitled to receive, as Tenant’s sole remedy, an abatement of Monthly Rent (solely with respect to the Phase I Premises) equal to twenty-five percent (25%) of the Monthly Rent attributable to such day for each day thereafter that Tenant’s use of all or a material portion of the Phase I Premises is materially impaired. For purposes of the previous sentence, “materially impaired” shall mean substantial disruption to Tenant’s business rendering it unreasonably difficult to conduct business in an ordinary manner within the Phase I Premises; provided, however, “materially impaired” shall not include noise, sound or vibration typically associated with construction, provided that Landlord shall use commercially reasonable efforts to coordinate noisy work with Tenant to the extent reasonably possible so as to minimize disruption to Tenant’s business at the Phase I Premises (but such coordination shall not obligate Landlord to undertake actions that would materially delay Landlord’s construction schedule or materially increase Landlord’s construction costs). If, after the date of Substantial Completion of the Phase I Work, the Phase I Premises is made substantially untenantable or substantially inaccessible as a result of the Phase II Work, Tenant shall be entitled to receive, as Tenant’s sole remedy, an abatement of Monthly Rent (solely with respect to the Phase I Premises) equal to one (1) day of Monthly Rent for each day that both (x) the Phase I Premises remains substantially untenantable or substantially inaccessible, and (y) Tenant does not use the Phase I Premises. In either case, such abatement shall apply to the Monthly Rent that first becomes payable from and after the Lease Commencement Date.

D. Landlord shall cause Substantial Completion of the Phase II Work to occur by February 24, 2021 (subject to adjustment as set forth in Section 1.1.4 below, the “Expected Phase II Delivery Date”). If the Phase II Work would interfere with Tenant’s access to or use of the Parking Areas, Landlord shall provide for convenient alternate parking, including valet drop off and pickup at the Building, at Landlord’s sole cost. Any Phase II Work that would result in the interruption of utilities at the Phase I Premises shall be coordinated with Tenant at least twenty-four hours in advance, provided that if such work would cause a material interference with Tenant’s use of the Phase I Premises, Landlord shall use commercially reasonable efforts to perform such work after Tenant’s business hours. If such work cannot be performed after Tenant’s business hours and as a result of such work performed during Tenant’s business hours, Tenant’s utilities at the Phase I Premises are disrupted during Tenant’s business hours for more than one hour, and such disruption renders it unreasonably difficult to conduct business in an ordinary manner, then Tenant shall be entitled to receive, as Tenant’s sole remedy, an abatement of Monthly Rent (solely with respect to the Phase I Premises) equal to one (1) day of Monthly Rent for each day that Tenant’s utilities are so interrupted. Landlord shall notify Tenant in writing when Landlord deems the Phase II Work to be Substantially Complete, and within three (3) Business Days following Tenant’s receipt of such notice, Landlord and Tenant shall inspect the Phase II Premises in order to confirm such Substantial Completion (the “Phase II Walkthrough”). Promptly following the Phase II Walkthrough, the parties shall either confirm the Substantial Completion of the Phase II Work (subject to Punch List Items), or otherwise acknowledge that the Phase II Work has not been Substantially Completed. The foregoing process shall be repeated until Substantial Completion has occurred and has been mutually acknowledged in writing. If the parties are unable to mutually agree in writing, the matter shall be referred to a third party impartial architect mutually agreed to by Landlord and Tenant, whose fee shall be split equally between Landlord and Tenant and whose determination of Substantial Completion shall be binding upon the parties, absent manifest error. In the event that the Phase II Commencement Date does not occur by the Expected Phase II Delivery Date, Tenant shall have the right as its sole legal and equitable remedy (other than the Phase II Late Delivery Termination Option pursuant to the terms set forth herein), to a credit against payment of Base Rent (solely with respect to the Phase II Premises) equal to (x) one (1) day’s abatement in Base Rent for every day after the Expected Phase II Delivery Date and before the earlier of (A) the day which is seventy-six (76) days after the Expected Phase II Delivery Date (subject to adjustment as set forth in Section 1.1.4 below, the “Late Phase II Delivery Date”), or (B) the Phase II Commencement Date, and (y) two (2) days’ abatement in Base Rent for every day on and after the Late Phase II Delivery Date and before the Phase II

Commencement Date, which abatement shall be applied against Base Rent first coming due hereunder (solely with respect to the Phase II Premises) until exhausted. In the event that the Phase II Commencement Date does not occur by the day which is three hundred and sixty-five (365) days after the Expected Phase II Delivery Date (subject to adjustment as set forth in Section 1.1.4 below, the “Phase II Outside Date”), Tenant shall have the option (the “Phase II Late Delivery Termination Option”) to deliver notice to Landlord at any time prior to the Phase II Commencement Date (“Phase II Delay Termination Notice”) of Tenant’s election to terminate this Lease with respect to the entire Premises, or, in Tenant’s sole discretion, solely with respect to the Phase II Premises effective upon the date which is thirty (30) days after delivery of the notice (“Phase II Delay Notice Termination Date”). In the event of such termination, (i) this Lease shall terminate on the Phase II Delay Notice Termination Date with respect to the entire Premises or solely the Phase II Premises, as applicable, (ii) Landlord and Tenant shall each be relieved from any further liability to each other resulting under this Lease (with respect to the entire Premises or solely the Phase II Premises, as applicable), and (iii) Landlord shall reimburse Tenant’s actual documented, reasonable, third-party out-of-pocket design, architectural, engineering and other associated costs (excluding legal costs) related exclusively to the design and build out of the entire Premises or the Phase II Premises, as applicable (with respect to the Phase I Premises, such reimbursement shall be limited to the unamortized portion of such costs). For the avoidance of doubt, if the Lease is validly terminated solely with respect to the Phase II Premises pursuant to the Phase II Late Delivery Termination Option, this Lease shall remain in full force and effect with respect to the Phase I Premises, and any prepaid Rent for the Phase II Premises shall be returned to Tenant. Except for the abatement, termination, and self-help remedies expressly set forth in this Section 1.1.2.D, Landlord shall not under any circumstances be subject to any liability whatsoever to Tenant, and Tenant shall not under any circumstances be entitled to rescind or terminate this Lease, for any delay in Landlord’s delivery of the Phase II Premises to Tenant (including, without limitation, any delay in Substantial Completion the Phase II Work).

If Substantial Completion of the Phase II Work has not occurred by the Phase II Outside Date, then Tenant shall alternatively have the right, at its option using its sole and absolute discretion, to accept possession of the Phase II Premises and cause Tenant’s contractor to complete the Phase II Work on Landlord’s behalf. If Tenant elects to complete the Phase II Work on Landlord’s behalf, then Tenant shall be entitled to deduct from the Monthly Rent the actual cost of such work (except to the extent such costs would be considered an Over Allowance Amount), plus a fee for Tenant’s oversight and coordination thereof equal to five percent (5%) of such cost.

E. Notwithstanding anything to the contrary contained in this Section 1.1.2, Landlord hereby covenants that, (i) on the date of Substantial Completion of the Phase I Work the Phase I Premises, and, (ii) on the date of Substantial Completion of the Phase II Work the Phase II Premises, shall be vacant and broom-clean, with its roof and windows watertight, and Landlord’s Work with respect to the Phase I Premises or Phase II Premises (as applicable), the Tenant Improvements with respect to the Phase I Premises or Phase II Premises (as applicable), the roof and the “Base Building” (as defined below) of the Phase I Premises or the Phase II Premises (as applicable), as well as the Property (including, without limitation the parking, landscaping [for the avoidance of doubt, with respect to the condition of landscaping at the time of delivery of the Phase I Premises, landscaping will not be installed where there is risk that construction of the Phase II Premises will adversely affect such landscaping, but the installed landscaping shall be in a condition such as to be consistent with the overall quality of the Property and Landlord shall diligently pursue installation of all landscaping such that all landscaping is completely installed at the time of delivery of the Phase II Premises; the locations where landscaping will be installed at the time of delivery of the Phase I Premises are shown on Exhibit E (the “Phase I Landscaping”)], and Common Areas, collectively the “Campus”) shall be in good condition and repair, and the Phase I Premises or Phase II Premises (as applicable) shall otherwise be in compliance with all Applicable Laws (provided, however, that the issuance of a temporary or permanent certificate of occupancy or final sign off on the job card upon Substantial Completion of the Phase I Work and/or the Phase II Work (as applicable) shall be deemed conclusive evidence of compliance with Applicable Laws) (collectively, the “Required Delivery Condition”). Notwithstanding the foregoing, Tenant acknowledges and agrees that upon Substantial Completion of the Phase I Work, elements of the Campus will still be under construction in connection with the Phase II Work and, so long as the Phase I Landscaping is installed and the Parking Areas satisfy the Valet Parking Limit, such ongoing construction shall not prevent the Required Delivery Condition from being satisfied with respect to the Phase I Premises. Except as otherwise provided in this Section 1.1.2 (including, without limitation, Landlord’s obligation to correct latent defects (as set forth above) and other deficiencies of which Landlord has notice (as provided in the last sentence of this paragraph)), mutual agreement by Landlord and Tenant that the Phase I Work or the Phase II Work (as applicable) has been Substantially Completed (or the determination thereof by an impartial third party architect, if applicable, all as further set forth in Sections 1.1.2.B and 1.1.2.D above), shall conclusively establish that the Phase I Premises or the Phase II Premises (as applicable) and its Base Building were in the Required Delivery Condition. If it is determined during the Phase I Walkthrough or the Phase II Walkthrough (as applicable) that either the Phase I Premises or the Phase II Premises (as applicable), its Base Building, or the applicable portions of the Campus were not in the Required Delivery Condition on the applicable date (subject to Punch List Items), the validity of this Lease shall not be affected or impaired thereby, Landlord shall not be in default under the terms of this Lease or be liable to Tenant for any damages therefor, but Landlord, at no cost to Tenant (except for Tenant’s obligation to pay the Over Allowance Amount), shall promptly perform such work or take such other action as may be necessary to place the same in the Required Delivery Condition and Tenant shall be entitled to exercise its remedies for delayed delivery as set forth above. Except for Landlord’s obligation to correct latent defects as provided in Section 1.1.2.A, if it is determined subsequent to the Phase I Walkthrough or the Phase II Walkthrough (as applicable) that either the Phase I Premises or the Phase II Premises (as applicable), its Base Building, or the applicable portions of the Campus were not (despite the previous determination) in fact in the Required Delivery Condition on the applicable date, the validity of this Lease shall not be affected or impaired thereby, Landlord shall not be in default under the terms of this Lease or be liable to Tenant for any damages therefor, nor shall Tenant be permitted to reject delivery or nullify delivery or acceptance of the Phase I Premises or the Phase II Premises or be entitled to abatement of any of Tenant’s obligations under this Lease, but as Tenant’s sole remedy, Landlord, at no cost to Tenant (except for Tenant’s obligation to pay the Over Allowance Amount), shall promptly perform such work or take such other action as may be necessary to place the same in the Required Delivery Condition; provided, however, if Tenant does not give Landlord notice of any deficiency in the Required Delivery Condition within ninety (90) days following (A) the date of Substantial Completion of the Phase I Work with respect to the Phase I Premises, or (B) the date of Substantial Completion of the Phase II Work with respect to the Phase II Premises, correction of such deficiency shall be governed by the parties’ respective maintenance and repair obligations set forth in Article 7 below. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, the Required Delivery Condition shall not be deemed to include any health or other operational permits required for Tenant’s test kitchen (if any) or the completion of any of Landlord’s Work associated with such test kitchen to the extent such work is to be performed by Landlord at Tenant’s cost under the Base, Shell and Core Description (as hereinafter defined).

F. In accordance with California Civil Code §1938, Landlord hereby advises Tenant that the Premises has not been inspected by a Certified Access Specialist. “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Therefore and notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) to the extent such repairs are not Landlord’s responsibility pursuant to the Required Delivery Condition or elsewhere in this Lease and are Tenant’s responsibility under Section 25.1, Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises, in the Building or at the Property identified by any such CASp inspection, any and all such alterations and repairs within the Premises to be performed by Tenant in accordance with Article 8 of this Lease and if any such alterations and repairs for which Tenant is responsible hereunder are required to be made to other portions of the Building or the Property as a result of Tenant’s CASp inspection then Tenant shall reimburse Landlord within thirty (30) days after Landlord’s written demand with reasonable backup documentation therefor, as Additional Rent, for the reasonable cost to Landlord of performing such alterations and repairs.

1.1.3 For purposes of this Lease, the “Base Building Systems” means the Building’s heating, ventilation and air-conditioning (“Base Building HVAC”) equipment, and Base Building electrical, mechanical, plumbing and fire/life-safety systems located in or on (a) the Phase I Premises on the Lease Commencement Date, or (b) the Phase II Premises on the Phase II Commencement Date, that serve the Premises generally (but excluding those systems and the portions of such systems that may thereafter be installed by Tenant or any transferee of Tenant, collectively, “Tenant’s Building Systems”); and the “Base Building” means the structural portions of the Building and Base Building Systems.

1.1.4 Notwithstanding anything to the contrary contained herein, the Expected Delivery Date, the Expected Phase II Delivery Date, the Late Delivery Date, the Late Phase II Delivery Date, the Phase I Outside Date and the Phase II Outside Date shall all be extended by one (1) day for each day that the Substantial Completion of Landlord’s Work and the Tenant Improvements with respect to the Phase I Premises or the Phase II Premises (as applicable) is delayed as a proximate, direct or total result of Force Majeure (as hereinafter defined, provided in no event shall the Expected Delivery Date, the Expected Phase II Delivery Date, the Late Delivery Date, the Late Phase II Delivery Date, the Phase I Outside Date or the Phase II Outside Date be delayed more than ninety (90) days by reason of Force Majeure) or Tenant Delays (as such term is defined in Exhibit B). In order to claim a Force Majeure delay hereunder, Landlord must give Tenant written notice (or Email Notice) of such delay within five (5) Business Days after the beginning of such delaying condition (or a potential delaying condition).

In the event Tenant does not obtain all applicable permits for the Approved Working Drawings for the Tenant Improvements with respect to the Phase I Premises or the Phase II Premises (as applicable) within the one hundred fifteen (115) day time period set forth in Section 1.4 of the Tenant Work Letter, then (a) the Expected Delivery Date, the Expected Phase II Delivery Date, the Phase I Outside Date and the Phase II Outside Date (each as applicable) shall all be extended by one (1) day for each day of delay beyond one hundred fifteen (115) days, and (b) the Late Delivery Date and the Late Phase II Delivery Date (each as applicable), shall each be extended by two (2) days from the original date (i.e., without regard to the extension of the dates in (a) above) for each day of delay beyond one hundred fifteen (115) days. For example, with respect to Phase I, if Tenant does not obtain the applicable permits until one hundred twenty (120) days after the date that Landlord approves the Working Drawings for the Phase I Premises (i.e., the permits are five (5) days late), then the Expected Delivery Date and the Phase I Outside Date shall each be extended by five (5) days and the Late Delivery Date will be extended ten (10) days to be eighty-six (86) days after the original Expected Delivery Date.

1.1.5 Tenant agrees that it will observe all reasonable and non-discriminatory rules and regulations which Landlord may make from time to time (upon no less than thirty (30) days’ prior written notice to Tenant) for the safety and care of the Property which are customary for similar projects, including the care and cleanliness of the grounds and including the parking, loading and unloading of vehicles, provided Landlord agrees that the rules and regulations shall not be changed, revised or enforced, nor modified or added to by Landlord in such a way as to materially interfere with Tenant’s Permitted Use set forth in the Lease. Notwithstanding anything to the contrary in this Lease, in the event of a conflict between Landlord’s rules and regulations and the terms of this Lease, the terms of this Lease will control.

1.2 Common Areas. So long as this Lease is in effect, Tenant shall comply with any reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property, whether now or hereafter in effect (the “Underlying Documents”), including any rules, regulations, guidelines, criteria and restrictions contained therein, and all Applicable Laws to the extent such compliance is Tenant’s responsibility pursuant to Section 25.1 (collectively, the “Restrictions”). Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, as of the date of this Lease, the Underlying Documents do not conflict with this Lease, or interfere with Tenant’s use of the Premises for the Permitted Use, or materially adversely decrease Tenant’s rights hereunder, or materially adversely increase Tenant’s obligations hereunder. Notwithstanding anything herein to the contrary, in the event of any conflict between the terms and provisions of any Underlying Documents and the terms and provisions of this Lease, as between Landlord and Tenant, the terms and provisions of this Lease shall govern and control. Landlord shall perform all of its obligations pursuant to Underlying Documents, and use commercially reasonable efforts to cause all other parties to such Underlying Documents to perform their obligations thereunder, to the extent necessary to avoid (i) any interference with Tenant’s use of the Premises for the Permitted Use, or (ii) any decrease in Tenant’s rights, or increase in Tenant’s obligations, under this Lease.

The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord, provided Landlord shall at all times maintain and operate the Common Areas in a first-class manner consistent with other Class A creative office properties in West Los Angeles. Landlord reserves the right to close temporarily, and make alterations or additions to, or change the location of elements of the Property (excluding the Premises), including the Common Areas, provided that Landlord shall not make any changes to the Property or the Common Areas that would materially adversely affect Tenant’s use of or access to and from the Premises, or materially increase any of Tenant’s obligations under this Lease. Except as expressly provided in this Lease, any inconvenience suffered by Tenant in connection therewith shall not subject Landlord to any liability for any loss or damage resulting therefrom, constitute a constructive eviction, or entitle Tenant to terminate this Lease or to any abatement of Rent. The “Common Areas” shall mean the areas and facilities within the Property now or hereafter provided and designated by Landlord for the general use, convenience or benefit of Tenant, Landlord and other tenants and occupants of the Property (e.g., amenity areas, parking areas, walkways, traffic aisles and access ways).

1.3 Access. Subject to emergencies, “Casualty”, “Takings” and “Force Majeure” (as these terms are defined below), during the Lease Term Tenant shall have access to the Premises (except that access to the Phase II Premises shall be restricted as set forth herein until the Substantial Completion of the Phase II Work) and the Parking Areas (as hereinafter defined) twenty-four (24) hours a day, seven (7) days per week, subject to compliance with Applicable Laws.

1.4 Roof Rights. During the Lease Term, provided that Tenant does not exercise the Phase II Late Delivery Termination Option, Tenant shall have the exclusive right to use the Roof Deck, for any use permitted under the Permitted Use, subject to Applicable Laws. Notwithstanding anything in this Lease to the contrary, the Roof Deck shall not be included in the rentable square footage of the Premises for the purpose of determining Monthly Rent.

ARTICLE 2

LEASE TERM

2.1 Lease Term.

2.1.1 The Lease Term shall commence on the Lease Commencement Date and, unless sooner terminated or extended as herein provided, shall expire on the Lease Expiration Date specified in the Summary.

2.1.2 At any time(s) during the Lease Term, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C to this Lease, as a confirmation of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

2.1.3 For the avoidance of doubt, prior to the Phase II Commencement Date, Tenant shall not be obligated to comply with the Monthly Rent, insurance, maintenance, and repair obligations of this Lease with respect to the Phase II Premises.

ARTICLE 3

RENT

Tenant shall pay to Landlord or Landlord’s agent, without prior notice or demand or any setoff or deduction except as expressly provided in this Lease, by a check drawn on a national banking association delivered to Landlord at the address set forth for the payment of rent in the Summary or by ACH or by wire transfer as provided in the Summary, for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, all Base Rent and Additional Rent (collectively, “Rent”). Landlord may change the address or the wiring instructions for the payment of Rent from time to time by written notice delivered to Tenant. As used herein, “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder. Monthly installments of Base Rent and Estimated Direct Expenses shall be paid in advance on or before the first day of each calendar month during the Lease Term; provided, however, that notwithstanding anything contained in this Lease to the contrary, subject to Exhibit D, the Base Rent and Estimated Direct Expenses for the first full calendar month of the Lease Term in which such amounts are payable hereunder for the Phase I Premises shall be paid within ten (10) days after Tenant’s receipt of notice from Landlord that the Phase I Premises will be Substantially Complete within thirty (30) days after such notice and the Base Rent and the Estimated Direct Expenses for any partial month at the beginning of the Lease Term shall be paid on the Lease Commencement Date. The parties acknowledge that the amount of prepaid Direct Expenses set forth in the Summary is an estimate only, and the actual Direct Expenses owed by Tenant shall be reconciled in accordance with Article 4 below. Except as otherwise provided herein, all other items of Additional Rent shall be paid within thirty (30) days after Landlord’s written request for payment. Base Rent and Estimated Direct Expenses for any partial calendar month shall be prorated on the basis of the actual number of days in the month.

ARTICLE 4

DIRECT EXPENSES

4.1 General Terms. In addition to paying the Base Rent, Tenant shall pay, in accordance with Section 4.4 below, for each “Expense Year” (as defined below), an amount equal to the sum of the following (collectively, “Direct Expenses”): (a) Tenant’s Share of Expenses for such Expense Year that are attributable to the Property, plus (b) Tenant’s Share of “Taxes” (as defined below) for such Expense

Year, plus (c) a management fee (the “Management Fee”) equal to three percent (3%) of the Rent for such Expense Year. For purposes of calculating the Management Fee payable by Tenant pursuant to this Section 4.1, Rent shall be deemed to include the Base Rent abated pursuant to Exhibit D. If this Lease commences on a day other than the first day of an Expense Year or expires or terminates on a day other than the last day of an Expense Year, Tenant’s payment of the Direct Expenses for the Expense Year in which such commencement, expiration or termination occurs shall be prorated based on the ratio between (i) the number of days in such Expense Year that fall within the Lease Term, and (ii) the total number of days in such Expense Year.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Lease, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, the parties acknowledging that Tenant’s obligation to pay the Direct Expenses shall begin on the Lease Commencement Date, notwithstanding any later commencement of the payment of Base Rent hereunder as provided in Exhibit D. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that there will be no Direct Expenses due for the Phase II Premises until the Phase II Commencement Date (provided that Tenant, as the sole occupant of the Property, shall be obligated to pay all Taxes on the Property as of the Lease Commencement Date).

4.2.2 Other than Taxes (which are separately defined in Section 4.2.3 below) and excluded expenses as specifically set forth in Section 4.2.4 below, “Expenses” shall mean all reasonable expenses, costs and amounts that Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Property, or any portion thereof, and the supporting facilities; provided, however, that any capital expenditures under sound real estate accounting principles, as such principles are generally applied in the real estate industry for first-class institutional quality office buildings (“GAAP”), shall first be amortized (including reasonable charges for interest on the amortized amount) over the useful life of the item in months (as Landlord shall reasonably determine in accordance with GAAP), and then only that portion of the amortized expenditure allocable to a particular Expense Year shall be included in the Expenses for such Expense Year. Landlord estimates that Tenant’s Share of Expenses (including insurance, but excluding security and parking charges) for the first full Expense Year after both the Phase I Work and Phase II Work are Substantially Complete will be $1.44 per rentable square foot per annum ($0.12 per rentable square foot per month). Tenant acknowledges and agrees that said amount is an estimate only (and that said estimate is inherently subject to a higher degree of uncertainty given the lack of operating history of the Property as intended and uncertainty regarding Tenant’s exact use of the Property) and that Tenant’s actual Share of Expenses may be higher or lower than such estimated amount.

4.2.3 “Taxes” shall mean all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of any portion of the Property or supporting facilities. Except to the extent excluded below, without limitation of the foregoing, Taxes include any assessment, tax, fee, levy or charge based upon a reassessment of the Property or any portion thereof by virtue of a “change in ownership”, and as a result thereof, and to the extent that in connection therewith, the Property is reassessed for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 (as adopted by the voters of the State of California in the June, 1978 election, or any successor statute). Notwithstanding anything herein to the contrary, Taxes shall exclude (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to Tenant’s operations at the Property), (ii) any Expenses, and (iii) any items required to be paid directly by Tenant under the terms of this Lease, including under Section 4.5 below. Landlord estimates that Tenant’s Share of Taxes for the first full Expense Year after both the Phase I Work and Phase II Work are Substantially Complete will be $4.56 per rentable square foot per annum ($0.38 per rentable square foot per month). Tenant acknowledges and agrees that said amount is an estimate only and that Tenant’ s actual Share of Taxes may be higher or lower than such estimated amount.

Notwithstanding anything to the contrary herein, solely with respect to the initial Lease Term, Taxes shall not include any increases in Taxes (“Prop 13 Increases”) that result from any sale, financing, refinancing, any changes in ownership of the Property, or construction at the Property performed after completion of the initial tenant improvements to the Phase II Premises (other than construction that is performed by Tenant or at Tenant’s request) (“Prop 13 Event”) occurring at any time from the date of this Lease through the end of the initial Lease Term (the “Prop 13 Protection Period”). Landlord shall have the right, but not the obligation (the “Prop 13 Credit Option”), in lieu of excluding Prop 13 Increases from Taxes for the then remaining Prop 13 Protection Period, to elect by written notice to Tenant (the “Prop 13 Credit Election Notice”) to disburse to Tenant an amount equal to the Prop 13 Increases that would have otherwise been excluded from Taxes during the Lease Term as specified in the Prop 13 Credit Election Notice, either, at Tenant’s election, in a lump sum on or before the first day of the first calendar month of the period specified in the Prop 13 Credit Election Notice or in monthly installments in an amount equal to the Prop 13 Increases due for each month during the period specified in the Prop 13 Credit Election Notice on or before the first day of each such calendar month. If Landlord exercises the Prop 13 Credit Option, and so long as Landlord disburses said amount(s) as set forth hereinabove, then during the period specified in the Prop 13 Credit Election Notice Prop 13 Increases shall be included in Taxes. This paragraph shall (i) only be applicable during the initial Lease Term, (ii) expire and be of no further force and effect upon expiration of the initial Lease Term, and (iii) shall in no event be applicable to either of the Extension Periods (as hereinafter defined) or any other period of extension mutually agreed upon by Landlord and Tenant beyond the expiration of the initial Lease Term.

4.2.4 Notwithstanding the foregoing, “Expenses” shall not include: (a) depreciation; (b) principal payments of mortgage and other nonoperating debts of Landlord; (c) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds, and utility costs for which any tenant directly contracts with the utility provider or for which any tenant is separately metered or submetered and pays Landlord directly; (d) costs in connection with leasing space in the Property, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants; (e) costs incurred in connection with the sale, financing or refinancing of any portion of the Property; (f) fines, interest and penalties incurred due to the late payment of Taxes or Expenses, or any failure of Landlord to timely pay any obligation (provided, however, that interest on a government assessment or improvement bond payable in installments shall be includable in Taxes under Section 4.2.3 above); (g) organizational expenses associated with the creation and operation of the entity that constitutes Landlord; (h) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Property under their respective leases; (i) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (j) costs associated with the operation of the business of the limited liability company or entity that constitutes the Landlord, as the same are distinguished from the costs of operation of the Property; (k) costs to correct violations of, or to comply with, Applicable Laws that exist as of the Effective Date (based on the current interpretation of such Applicable Laws by applicable governmental authorities as of the Effective Date); (l) costs of any charitable or political contributions made by Landlord; (m) costs of capital improvements, except for such costs including interest thereon, as amortized and determined by Landlord in accordance with Section 4.2.2 above, where (1) one of the primary purposes of such capital improvements was to reduce Expenses, (2) such capital improvements are made to comply with the requirements of any Applicable Laws promulgated after the date of this Lease, or (3) such capital improvements are made for the purposes of Building safety and/or security; (n) any ground lease rental; (o)

rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded in Subsection (m) above; (p) costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed by insurance proceeds; (q) costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; (r) depreciation, amortization and interest payments, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (s) marketing costs including, without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (t) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building; (u) damages incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building; (v) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (w) interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Property (except as permitted in Subsection (m) above); (x) Landlord’s general corporate overhead and general and administrative expenses; (y) intentionally omitted; (z) advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs; (aa) intentionally omitted; (bb) intentionally omitted; (cc) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due; (dd) any administrative fee or management fee other than the Management Fee; (ee) costs arising from the gross negligence or fault of other tenants or Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of Building materials; (ff) notwithstanding any contrary provision of the Lease, including, without limitation, any provision relating to capital expenditures, any and all costs arising from the presence of hazardous materials or substances (as defined by Applicable Laws in effect on the date the Lease is executed) in or about the Premises, the Building or the Property including, without limitation, hazardous substances in the ground water or soil, not placed in the Premises, the Building or the Property by Tenant, including without limitation, costs incurred in connection with any environmental clean-up, response action, or remediation on, in, under or about the Premises or the Building, including but not limited to, costs and expenses associated with the defense, administration, settlement, monitoring or management thereof; (gg) costs arising from earthquake, tornado, hurricane, flood, or terrorism insurance; (hh) costs arising from latent defects in the base, shell or core of the Building or improvements installed by Landlord or repair thereof (if identified within the period set forth in Section 1.1.2.A); (ii) intentionally omitted; (jj) costs for sculpture, paintings or other objects of art; (kk) costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Building and/or the Property; (ll) costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants; (mm) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building; (nn) any expenses incurred by Landlord for Landlord’s use or any other party’s (excluding Tenant’s) use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during standard Building hours of operation; (oo) any entertainment, dining or travel expenses for any purpose; (pp) any flowers, gifts, balloons, etc. provided to any entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents; (qq) any “validated” parking for any entity; (rr) any “finders fees”, brokerage commissions, job placement costs or job advertising cost, other than with respect to a receptionist or secretary in the Building office, once per year; (ss) any “above-standard” cleaning, including, but not limited to construction clean-up or special cleanings associated with parties/events and specific tenant requirements in excess of service provided to Tenant, including related trash collection, removal, hauling and dumping; (tt) the cost of any magazine, newspaper, trade or other subscriptions; (uu) the cost of any training or incentive programs, other than for tenant life safety information services or programs as required by Applicable Law; (vv) the cost of any “tenant relations” parties, events or promotion not consented to by an authorized representative of Tenant in writing; and (ww) “in-house” legal and/or accounting fees.

Expenses shall be limited to Landlord’s actual, reasonable and substantiated costs for the items set forth in Lease Section 4.2.2, as modified by this Section 4.2.4. All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Expenses except in the year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice in comparable buildings is to pay such assessments or premiums on an earlier basis, and Landlord pays on such basis, such assessments or premiums shall be included in Expenses as paid by Landlord.

4.2.5 Notwithstanding anything to the contrary contained herein, for purposes of calculating Expenses, the actual amount of Expenses for each Expense Year after the calendar year 2021 shall not increase by more than five percent (5%) of the amount of Expenses for the previous Expense Year on a cumulative and compounding basis, but excluding from such five percent (5%) limitation all Uncontrollable Expenses. “Uncontrollable Expenses” shall mean Taxes, security, valet parking costs, utility costs and charges (including trash removal costs), and insurance premiums.

4.3 Intentionally Omitted.

4.4 Calculation and Payment of Expenses and Taxes.

4.4.1 Statement of Actual Expenses and Taxes and Payment by Tenant. Landlord shall give to Tenant, within one hundred twenty (120) days following the end of each Expense Year (or as soon thereafter as is reasonably practicable), a statement (each, a “Statement”) setting forth the actual amount of the Direct Expenses for such Expense Year. Such Statement shall be itemized on a line item by line item general categorical basis, showing the applicable expense for the applicable year and the year prior to the applicable year. If the amount paid by Tenant for such Expense Year pursuant to Section 4.4.2 below is less or more than the actual Direct Expenses for such Expense Year (as such amounts are set forth in the applicable Statement), Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent next due hereunder; provided, however, that if this Lease has expired or been terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within thirty (30) days after delivery of the applicable Statement. Any failure of Landlord to timely furnish a Statement for any Expense Year shall not preclude Landlord or Tenant from enforcing its rights under this Article 4, provided in no event shall Landlord furnish a Statement more than one (1) year after the expiration or earlier termination of this Lease. The parties’ obligations under this Section 4.4.1 shall expressly survive the expiration or earlier termination of the Lease Term.

4.4.2 Statement of Estimated Expenses and Taxes. In addition and subject to the limitations in Section 4.2.5 above, Landlord shall, within sixty (60) days after the beginning of each Expense Year, give to Tenant, for such Expense Year, a statement (each, an “Estimate Statement”) setting forth Landlord’s reasonable estimate of the Direct Expenses (the “Estimated Direct Expenses”) for such Expense Year. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time upon at least thirty (30) days’ prior notice), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12th) of the Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Any failure of Landlord to timely furnish an Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to receive payments and/or to revise any previous Estimate Statement under this Article 4.

4.4.3 Retroactive Adjustment of Taxes. Notwithstanding anything herein to the contrary, if after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year shall be retroactively adjusted. If, as a result of such adjustment, it is determined that Tenant has underpaid or overpaid Direct Expenses, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within thirty (30) days after such adjustment is made, provided in no event shall Landlord be entitled to demand the amount of any such underpayment more than one (1) year after the expiration or earlier termination of the Lease.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall pay, before delinquency, any taxes levied against Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises (collectively, “Tenant’s Personal Property”).

4.5.2 Notwithstanding any contrary provision herein but subject to the limitations herein on Prop 13 Increases, Tenant shall pay, before delinquency, (a) any rent tax, sales tax, service tax, transfer tax or value added tax, or any other tax respecting the rent or services described herein or otherwise respecting this Lease; (b) taxes assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property; and (c) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises.

4.6 Landlord’s Books and Records. Within one hundred eighty (180) days after receiving any Statement (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Direct Expenses for the Expense Year to which such Statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed commercially reasonable confidentiality agreement as described below), Landlord shall make available for inspection at Landlord’s office, or if Landlord’s office is no longer located in Los Angeles, California, at a location reasonably designated by Landlord, copies of such records. Within sixty (60) days after all such records are made available to Tenant (the “Objection

Period”), Tenant may deliver to Landlord a notice (an “Objection Notice”) stating with reasonable specificity any objections to the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one (1) Review Notice with respect to any single Statement. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement. The records and any related information obtained from Landlord shall be treated as confidential, by Tenant, its employees, auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). If, for any Expense Year, Landlord and Tenant determine that the Direct Expenses are less or more than the amount shown on the applicable Statement, Tenant shall receive a credit in the amount of its overpayment against Rent then or next due hereunder, or pay Landlord the amount of its underpayment with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within thirty (30) days after such determination. If Tenant delivers an Objection Notice before the expiration of the Objection Period, but Landlord and Tenant are unable to agree on whether the Direct Expenses are less or more than the amount shown on the applicable Statement, then Landlord and Tenant shall submit Tenant’s objections to an independent certified public accountant reasonably acceptable to both Landlord and Tenant to issue a final and conclusive resolution thereof. Tenant shall pay the cost of such independent certification unless such Statement overstated the amount of the Direct Expenses by more than three percent (3%), in which case Landlord shall bear the cost of such independent certification and also Landlord shall bear or reimburse to Tenant (as applicable) the reasonable cost of Tenant’s Auditors’ review.

ARTICLE 5

USE OF PREMISES

Tenant shall not (a) use the Premises for any improper or objectionable purpose, for any purpose not permitted under Article 25 below, or for any purpose other than the Permitted Use; or (b) do anything in or about the Premises that (i) violates any of the Restrictions, (ii) unreasonably interferes with, injures or annoys other occupants of the Property, or (iii) constitutes a nuisance. Without limiting the foregoing, no portion of the Premises shall be used for any use that, as of the time of the execution hereof, has or could reasonably be expected to have an adverse effect on the Building, the Property, or any portion thereof, or its use, operation or value. Pursuant to the provisions of California Civil Code Section 1997.230 any change in use of the Premises to a use other than the Permitted Use is absolutely prohibited and Landlord shall have no obligation (implied or otherwise) to consent to a change in the Permitted Use. Tenant’s rights and obligations under this Lease and Tenant’s use of the Premises and the Common Areas shall be subject and subordinate to the Underlying Documents.

ARTICLE 6

SERVICES

6.1 Utilities.

6.1.1 Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pickup and any other utilities, materials and services furnished directly to, or used by, Tenant on or about the Premises during the Lease Term (collectively, “Utilities”). Landlord shall provide separate meters or submeters to measure Tenant’s water, gas and electricity usage from the Premises at Landlord’s sole cost as part of Landlord’s Work. Tenant shall provide janitorial service to the Premises at its sole cost and expense. Subject to the completion of Landlord’s Work, at no time shall use of electricity in the Premises exceed the capacity of existing feeders and risers to, or wiring in, the Premises.

6.1.2 All items delineated in Section 6.1.2.1, Section 6.1.2.2, Section 6.1.2.3 and Section 6.1.2.4 below shall be included in Expenses (in an amount not to exceed Landlord’s actual out-of-pocket expenses in connection with the same [without markup]). Tenant shall have the right, upon thirty (30) days’ written notice to Landlord and payment of all associated termination costs, to cause Landlord to switch the provider of the services delineated in Section 6.1.2.1, Section 6.1.2.2, Section 6.1.2.3 and Section 6.1.2.4 to a provider of Tenant’s choosing. In addition, if and so long as Tenant is the sole tenant of the Property, all such services shall be increased or reduced at Tenant’s request.

6.1.2.1 Landlord shall provide landscaping and lighting of the outdoor areas of the Property consistent with the quality of landscaping and lighting for other comparable Class A creative office properties in the West Los Angeles area;

6.1.2.2 Landlord shall provide security services as mutually agreed to with Tenant which may be adjusted from time to time as reasonably required by Tenant, but in no event less than the quality and quantity of such services provided for other comparable Class A creative office properties in the West Los Angeles area. Subject to Landlord’s reasonable approval, Tenant shall be entitled, at its sole cost, to install its own security systems for the Premises, which shall not interfere with the Building Systems; and

6.1.2.3 As further set forth in Article 29 below, Landlord shall provide valet parking services for Tenant’s exclusive use (which exclusivity shall be contingent on Tenant paying one hundred percent (100%) of the associated costs for such services and Tenant being the only tenant of the Property) (“Valet Parking”). In no event shall more than ninety-eight (98) vehicles (the “Valet Parking Limit”) use the Valet Parking at any one time; provided, however, the Valet Parking Limit shall be increased to one hundred eighty-three (183) vehicles on the Phase II Commencement Date. Landlord’s proposed parking plan as of the date of this Lease is attached hereto as Exhibit F, and is subject to any changes required by the permitting process, provided that Landlord shall always provide Tenant with the Valet Parking Limit. In the event the Parking Areas include tandem spaces, Tenant shall be responsible for parking cars in such spaces subject to valet assistance and coordination of tandem logistics, and such cars parking in the tandem spaces shall count toward the Valet Parking Limit. In the event the Parking Areas (as hereinafter defined) are capable of handling more than the Valet Parking Limit, such additional parking is not designated by Landlord for the use of another tenant of the Phase II Premises (due to Tenant’s valid exercise of the Phase II Late Delivery Termination Option and Landlord’s subsequent leasing of such space), and Landlord receives a bonafide offer from a third party to lease such spaces, Tenant shall have a right of first refusal to match the terms of the offer for such additional parking. If Tenant declines to match the terms of said offer within ten (10) days after Landlord’s notice thereof, Landlord shall be free to Lease such spaces to any party on substantially similar terms (including to the party referenced in the offer on the terms specified therein). In the event of a conflict between this Section 6.1.2.3 and Article 29, Article 29 shall prevail.

6.1.2.4 Landlord shall be responsible for all pest control (including, without limitation, maintaining a service contract with a reputable contractor for preventative termite treatments for the exposed wood), and for all waste and trash removal and disposal from the Property.

6.1.3 If electricity, natural gas or similar energy is separately metered for Tenant’s use at the Premises and Tenant contracts directly for service from an Energy Provider (defined hereinafter), then Landlord shall have the right to require Tenant to provide Landlord with copies of bills from electricity, natural gas or similar energy providers (collectively, “Energy Providers”) that Tenant receives directly from Energy Providers relating to Tenant’s energy use at the Premises (“Energy Bills”), to the extent such Energy Bills are readily available, within thirty (30) days after Landlord’s written request, or at Tenant’s election, Tenant may authorize Landlord to obtain copies of the Energy Bills directly from the Energy Provider(s). The information provided by the Energy Providers shall be used by Landlord in connection with Landlord’s on-going energy and environmental conservation initiatives and/or as required by laws or regulations, if any, requiring landlords to report energy benchmark information for the Building or otherwise pertaining to any such energy or conservation initiatives or programs. The terms of this Section 6.1.3 shall survive the expiration or earlier termination of this Lease.

6.2 Interruption of Use. No interruption or cessation of Utilities (a “Service Interruption”) resulting from Force Majeure, shall render Landlord liable for damages to either person or property or for interruption of, or loss to, Tenant’s business, or be construed as an eviction of Tenant, nor does any Service Interruption give Tenant the right to abate any portion of Rent or relieve Tenant from fulfillment of any covenant or agreement hereof; provided, however, that if the Premises, or a material portion thereof, is made untenantable or inaccessible for more than three (3) consecutive Business Days after notice from Tenant to Landlord (“Eligibility Period”) as a result of any Service Interruption that is specific to the Building or the Property (as opposed to a Service Interruption that extends beyond the Building or the Property), or that is the result of the negligence or willful misconduct of Landlord, then Tenant, as its sole remedy, but subject to Article 11 below, which shall govern in the event of a “Casualty” (as defined below), shall be entitled to receive an abatement of “Monthly Rent” as (defined below) payable hereunder for the period beginning on the fourth (4th) consecutive Business Day of such Service Interruption and ending on the day the service is restored. If such a Service Interruption renders less than the entire Premises untenantable or inaccessible, the amount of Monthly Rent abated shall be prorated in proportion to the percentage of the rentable square footage of the Premises that is rendered untenantable or inaccessible; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Monthly Rent shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period for the conduct of its business, the Monthly Rent allocable to such reoccupied portion, based on the proportion that the rentable square footage of such reoccupied portion of the Premises bears to the total rentable square footage of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises for the conduct of its business. As used in this Lease, “Monthly Rent” means the sum of Tenant’s monthly payments of Base Rent and Estimated Direct Expenses.

In addition, in the event that Tenant is prevented from using, and does not use, the Premises or any material portion thereof (meaning greater than 10% of the rentable square footage), for the Eligibility Period as a result of (a) any damage or destruction to the Premises, the Parking Areas and/or the Building, (b) subject to Section 1.1.2.C, any repair, maintenance or alteration performed by Landlord after the Lease Commencement Date or Phase II Commencement Date (as applicable) and required or permitted by the Lease, which substantially interferes with Tenant’s use of the Premises, the Parking Areas and/or the Building, (c) any failure by Landlord to provide Tenant with services or access to the Premises, the Parking Areas and/or the Building, (d) because of an eminent domain proceeding, or (e) because of the presence of Hazardous Substances in, on or around the Premises, the Building or the Property which could pose a health risk to occupants of the Premises and which was not caused by any Tenant Party, then, as Tenant’s sole remedy, Monthly Rent shall be abated after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or any material portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises (such period of time that Monthly Rent is abated being the “Loss of Use Abatement Period”). If Tenant’s right to abatement pursuant to the paragraph above or this paragraph occurs during an Abatement Period (as defined in Exhibit D), such Abatement Period shall be extended for the number of days that the such abatement period overlapped the Abatement Period (“Overlap Period”). To the extent Tenant is entitled to abatement without regard to the Eligibility Period, because of an event covered by Article 11 or Article 13, then the Eligibility Period shall not be applicable.

ARTICLE 7

MAINTENANCE AND REPAIRS

7.1 Tenant’s Obligations.

7.1.1 Tenant shall, at its expense, perform all non-structural maintenance and repairs (including replacements) to the Premises (including the Roof Deck) that are not Landlord’s express responsibility hereunder, ordinary, extraordinary, foreseen or unforeseen, and keep the Premises in good condition and repair, reasonable wear and tear and damage from Casualty excepted (collectively, “Tenant’s Repair Obligations”). Tenant’s Repair Obligations shall include: (a) floor coverings; (b) interior partitions; (c) doors; (d) the interior side of demising walls; and (e) the Tenant’s Building Systems. Notwithstanding anything contained in this Lease to the contrary, Tenant shall be solely responsible for all maintenance, repair and replacement of Tenant’s Building Systems.

7.1.2 Intentionally omitted.

7.1.3 If Tenant fails to perform any of Tenant’s Repair Obligations with diligence after notice and demand from Landlord (or in the event of an emergency posing an imminent threat to person or property), then Landlord may, but need not, perform such maintenance, repairs and replacements in which event Tenant shall pay Landlord the reasonable out-of-pocket cost of such work, plus a fee for Landlord’s oversight and coordination of such work equal to five percent (5%) of its cost, within thirty (30) days after Landlord’s request for payment, together with reasonable supporting documentation.

7.2 Landlord’s Obligations.

7.2.1 Landlord shall maintain, repair and replace the following items (“Landlord’s Repair Obligations”, the cost of which shall be includable in Expenses to the extent permitted under Article 4 above): (a) the Base Building Systems; (b) the structural portions of the Building, including the roof, the roof membrane, and sky lights, the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass); and (c) the Common Areas, including the amenity areas, parking areas, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, lighting systems, fencing and other facilities, systems, equipment and improvements in the Common Areas. Landlord’s Repair Obligations also include the routine repair and maintenance of the load bearing and exterior walls of the Building, including any painting, sealing, patching and waterproofing of such walls.

7.2.2 Notwithstanding Section 10.5 below, if any Landlord Repair Obligation or any repair or maintenance obligation set forth in Section 7.2.1 above is made necessary by the gross negligence or willful misconduct of any “Tenant Party”, Tenant shall pay the cost of such work, plus a fee for Landlord’s oversight and coordination of such work equal to five percent (5%) of its cost, within thirty (30) days after Landlord’s request for payment, together with reasonable supporting documentation; provided, however, that if such work is covered by Landlord’s insurance (or the insurance required to be carried by Landlord hereunder), Tenant shall only be obligated to pay any commercially reasonable deductible in connection therewith.

7.3 Waiver. Tenant hereby waives any rights under subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar Applicable Law.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Except as expressly provided herein, Tenant may not make any improvements, alterations, additions or changes to the Premises or to any Base Building Systems serving the Premises (“Alteration(s)”) without Landlord’s prior consent, which consent shall be requested by Tenant not less than seven (7) Business Days before commencement of work. Such consent shall not be unreasonably withheld; provided that it shall be deemed reasonable for Landlord to withhold its consent to any Alteration that would materially adversely affect the Base Building. For the sake of clarity, the Tenant Improvements constructed pursuant to the Tenant Work Letter will not be deemed to be “Alterations”. Notwithstanding anything to the contrary contained in this Lease, Landlord’s consent shall be deemed given with respect to all Alterations proposed unless a Design Problem (as hereinafter defined) exists. A “Design Problem” is defined as, and will be deemed to exist if the improvement will (a) materially adversely affect the structure of the Building; (b) materially adversely affect the Base Building Systems; (c) fail to comply with Applicable Laws; or (d) would materially reduce the rentable square footage of the Premises.

8.2 Manner of Construction. Prior to commencing any structural Alterations or Alterations which would materially adversely impact the Base Building Systems, Tenant shall submit to Landlord the full and complete plans and specifications of such Alterations in AutoCAD or PDF formats (the “Alteration Plans”) and no work covered by the Alteration Plans shall be commenced until Landlord has given its approval thereof and of the general contractor performing such Alterations, which approvals shall not be unreasonably withheld, conditioned or delayed. Landlord shall not charge any plan review fees provided Tenant shall reimburse Landlord for the reasonable out-of-pocket architectural and engineering fees for review of Tenant’s Alteration Plans (which out-of-pocket costs shall not exceed $2,000 with respect to any single instance of Alterations proposed by Tenant). Landlord’s right to review the Alteration Plans shall be for its sole purpose and shall not imply Landlord’s actual review of Tenant’s Alteration Plans or obligate Landlord to review the same, nor shall any review of Tenant’s Alteration Plans obligate Landlord to review the same for quality, design, compliance with the Underlying Documents or Applicable Laws or other like matters. Prior to commencing any Alterations, Tenant shall also deliver to Landlord each of the following items (to the extent applicable): all permits, authorizations and approvals required for such Alterations (including any authorizations and approvals required pursuant to the Underlying Documents); and evidence of the insurance required under Section 8.3 below. Tenant shall perform all Alterations at its sole cost and expense, in a good and workmanlike manner, using materials of good quality, and, as applicable, in conformance with the Alteration Plans approved by Landlord, Code and other Restrictions, including the Americans with Disabilities Act of 1990, and any applicable rules and regulations. Tenant shall ensure that no Alterations materially adversely impair any Base Building Systems or Landlord’s ability to perform its obligations under this Lease. In no event shall Tenant or Tenant’s contractor be required to pay a construction deposit of any kind or provide any completion bond, notwithstanding anything to the contrary in this Lease, the exhibits to this Lease, or any other document, including, without limitation, any tenant manual or any construction rules and regulations. Promptly after completion of any Alterations, Tenant shall (a) cause a Notice of Completion to be recorded in the office of the recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor Applicable Law, (b) furnish Landlord with a general contractor’s affidavit and a full and final lien release from Tenant’s general contractor, and (c) cause Tenant’s architect and contractor to (i) update any Alteration Plans as necessary to reflect all changes to the Alteration Plans during the course of construction of the Alterations, (ii) certify to their actual knowledge that the “record-set” of as-built drawings is true and correct, and (iii) deliver to Landlord the as-built drawings in AutoCAD or PDF formats.

8.3 Construction Insurance. All Alterations shall be insured by Tenant pursuant to Section 10.3 below immediately upon completion thereof.

8.4 Landlord’s Property. All Alterations shall be and remain the property of Tenant until expiration or earlier termination of the Lease Term, at which time they shall become the property of Landlord, without compensation to Tenant. Upon the expiration or earlier termination of the Lease Term, Tenant shall remain obligated to remove Hazardous Substances which are Tenant’s responsibility to remove under Section 25.2 of this Lease. Notwithstanding anything to the contrary in this Lease, Tenant shall have no obligation to remove the Tenant Improvements, any Alterations, signage or cabling at the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Property, including the Building and Premises free from any liens or encumbrances arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant (excluding Landlord’s Work and the Tenant Improvements). Tenant shall give Landlord notice at least ten (10) days before commencing any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of nonresponsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after notice by Landlord, and if Tenant fails to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without responsibility for investigating the validity thereof. The amount so paid shall be reimbursed by Tenant, as Additional Rent, within thirty (30) days of Landlord’s written demand with reasonable backup documentation therefor, without limiting other remedies available to Landlord under this Lease. Nothing in this Lease shall authorize Tenant to cause or permit any lien or encumbrance to affect Landlord’s interest in the Property or any portion thereof, and any lien or encumbrance created by, through or under Tenant shall attach to Tenant’s interest only.

ARTICLE 10

INDEMNIFICATION; INSURANCE; WAIVERS

10.1 Indemnification. In addition to Tenant’s other indemnification obligations, but subject to Landlord’s waivers, releases and agreements in this Article 10 and elsewhere in this Lease, to the fullest extent allowable under Applicable Law, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord, provided counsel retained or appointed by Tenant’s insurer shall be deemed acceptable to Landlord), protect, and hold harmless the “Landlord Parties” (as defined below) from any and all third-party obligations, claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses, costs or expenses, including without limitation, reasonable attorneys’ fees, consultants’ fees and expenses and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation hereunder (collectively, “Claims”) suffered or imposed upon or asserted against any “Landlord Party” (as defined below) in connection with or arising from (a) any accident, bodily injury, occurrence or damage in, on or about the Premises, (b) the occupancy of the Premises or use of the Common Areas by Tenant or any person claiming by, through or under Tenant, (c) any negligence or willful misconduct of Tenant or of any person claiming by, through or under Tenant, or any of their respective directors, shareholders, members, partners, officers, contractors, subcontractors, agents, employees, invitees or licensees, or any subtenant of Tenant (including Tenant, each, a “Tenant Party” and, collectively, “Tenant Parties”), or (d) any breach or default by Tenant of any representation, covenant or other term contained in this Lease, whether occurring before, during, or after the expiration or earlier termination of the Lease Term. Notwithstanding the foregoing, Tenant shall have no indemnity obligations under this Section 10.1 to the extent (i) the Claim arises from the negligence or willful misconduct of a Landlord Party, (ii) the Claim arises from Landlord’s breach of any of its obligations under this Lease, or (iii) such obligations are prohibited by Applicable Law. For purposes of this Lease “Landlord Parties” shall mean and include Landlord, its property managers and “Security Holders” (as defined below) and their respective partners, members, directors, officers, agents, employees, independent contractors, licensees and invitees, and “Landlord Party” shall mean any one of the foregoing.

To the fullest extent allowable under Applicable Law, Landlord shall indemnify, defend (with counsel reasonably acceptable to Tenant), protect, and hold harmless the “Tenant Parties” (as defined above) from any and all Claims suffered or imposed upon or asserted against any “Tenant Party” in connection with or arising from (a) any negligence or willful misconduct of Landlord or any Landlord Party, or (b) any breach or default by Landlord of any representation, covenant or other term contained in this Lease, whether occurring before, during, or after the expiration or earlier termination of the Lease Term. Notwithstanding the foregoing, Landlord shall have no indemnity obligations under this Section 10.1 to the extent (i) the Claim arises from the negligence or willful misconduct of a Tenant Party, (ii) the Claim arises from Tenant’s breach of any of its obligations under this Lease, or (iii) such obligations are prohibited by Applicable Law.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall not cause or permit any action or condition that would (a) invalidate or conflict with Landlord’s insurance policies, (b) violate applicable rules, regulations and guidelines of the fire department, fire insurance rating organization or any other authority having jurisdiction over the Building or the Property, or (c) result in Landlord’s insurance companies’ refusing to insure the Building or the Property or any property therein in amounts and against risks as reasonably determined by Landlord. To Landlord’s knowledge, Landlord represents and warrants that Tenant’s operation for the Permitted Use will not invalidate or conflict with Landlord’s insurance policies or cause Landlord’s insurance companies to refuse to insure the Building or the Property. If fire insurance premiums increase directly as a result of Tenant’s failure to comply with the provisions of this Section 10.2, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant. If at any time during the Lease Term Tenant intends to vacate the Premises or any portion thereof, Tenant shall give Landlord reasonable prior notice of such intent.

10.3 Tenant’s Insurance. Tenant shall, at Tenant’s expense, obtain and maintain at all times during the Lease Term the following insurance and shall be solely responsible for any deductibles, self-insured retentions and coinsurance penalties payable in connection with claims made thereunder.

10.3.1 Commercial General Liability Insurance (Occurrence Form). Tenant shall obtain and keep in force during the Lease Term a commercial general liability policy of insurance, which by way of example and not limitation, protects Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount of not less than $3,000,000 per occurrence and $5,000,000 aggregate and shall contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. Such coverage may be provided by any combination of primary and umbrella or excess policies. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. Landlord, and at Landlord’s option, the holder of any mortgage or deed of trust encumbering the Property and any person or entity managing the Property on behalf of Landlord, shall be named as an additional insured on all insurance policies Tenant is obligated to obtain pursuant to Section 10.3.1.

10.3.2 Workers Compensation and Employers Liability Insurance. Tenant shall, at all times during the Lease Term, maintain in effect workers’ compensation insurance as required by Applicable Law (together with employer’s liability insurance of not less than $1,000,000).

10.3.3 Liquor Liability Insurance. Liquor liability insurance reasonably satisfactory to Landlord if Tenant conducts any activities at the Property at which alcoholic beverages are given, sold or served.

10.3.4 Property Insurance. “Special Form” property insurance under ISO special causes of loss form CP 10 30 (or its equivalent), boiler and machinery comprehensive form, if applicable, with coverage for vandalism and malicious mischief and endorsement for earthquake sprinkler damage, each covering damage to or loss of (a) Tenant’s Personal Property, including business records equipment, including electronic data and media equipment (“EDP Equipment”), (b) the Tenant Improvements, and (c) all Alterations made to the Premises, with coverage for the full replacement cost of the property insured. Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, the activation of an agreed value option or as is otherwise appropriate under the particular policy form.

10.3.5 Business Income/Extra Expense Insurance. Loss of business income with extra expense insurance (including electronic data and media and extra expense) (ISO form CP 00 30 or its equivalent). Any boiler and machinery policies or endorsements obtained pursuant to Section 10.3 shall also include these same provisions and coverages.

10.4 General.

10.4.1 Insurance Companies. Each insurance policy required of Tenant under Section 10.3 (these required policies, and all other requirements of this Article 10 applicable to Tenant, the “Required Insurance”) shall be written by a reputable company licensed to do business in California that has an A.M. Best Company rating of not lower than “A-VIII” (or such higher rating as may be required by any Security Holder). Deductibles or self-insured retentions under any of the policies required to be carried by Tenant shall be commercially reasonable.

10.4.2 Certificates; Certified Copies of Insurance. Tenant shall deliver to Landlord certificates of Tenant’s insurance on forms reasonably satisfactory to Landlord, not later than seven (7) days prior to the earlier to occur of the Lease Commencement Date or the date Tenant is first provided with possession of, or access to, the Premises for any reason, and upon renewal at least five (5) days prior to the expiration of the insurance coverage. Tenant shall use commercially reasonable efforts to obtain in all insurance policies required of Tenant hereunder an endorsement which provides that the insurer shall endeavor to provide Landlord with thirty (30) days prior written notice of any cancellation or other adverse modification to Tenant’s insurance (but it shall not be in default of this Lease by Tenant if Tenant is unable to do so) but in all instances, Tenant shall also be required to provide Landlord with prompt written notice of any of the foregoing occurrences upon Tenant’s receipt of notice of the same from Tenant’s insurer. The cost of the Required Insurance and any deductibles, self-insured retentions or coinsurance penalties payable in connection with claims under the Required Insurance, as well as the cost of any other insurance carried by Tenant, will be borne solely by Tenant, without reimbursement by Landlord. Tenant shall comply with all conditions in and other requirements of the Required Insurance policies. Tenant may satisfy the Required Insurance with policies that cover both the Premises and other properties, on condition that any general aggregate limits under these “blanket” policies apply separately to the Premises, the requirements in Section 10.3 above and in this Section 10.4 are otherwise satisfied, and these policies do not otherwise impair the rights of Landlord or violate requirements of this Lease. So long as such request is commercially reasonable, Landlord may from time to time ask Tenant to seek to obtain other commercially reasonable coverages or higher limits or commercially reasonable broader coverage but only to the extent required by Security Holder(s), and only to the extent such coverages or limits are customarily held by comparable tenants of comparable Class A creative office properties in West Los Angeles, and Tenant shall then use commercially reasonable efforts to promptly obtain the coverages or limits. By requiring the Required Insurance, Landlord does not represent that the required coverage and limits will be adequate to protect Tenant, and the required coverage and limits will not limit Tenant’s indemnity obligations under this Lease. If Tenant fails to maintain any of the Required Insurance, Tenant shall be liable for all losses and costs resulting from said failure and without limitation on the foregoing, if Tenant fails to cure such failure within ten (10) days after Tenant’s receipt of notice from Landlord, Landlord shall have the right (but not the obligation) to purchase such insurance at Tenant’s expense, in which event Tenant shall pay Landlord the cost of such insurance, plus a fee to Landlord equal to five percent (5%) of the cost of such insurance within thirty (30) days after receipt of an invoice therefor, together with reasonable supporting documentation. Landlord’s failure to require Tenant to provide evidence of the insurance required by Section 10.3 above, or Landlord’s acceptance of evidence that indicates insurance that fails to satisfy the requirements of Section 10.3 above, will not constitute a waiver of such requirements.

10.5 Waivers. The following waivers in this Section 10.5 are intended to be cumulative, rather than mutually exclusive and are in addition to any other waivers or releases contained in this Lease.

10.5.1 Intentionally deleted.

10.5.2 Subrogation Waiver – Property Insurance Policies. Landlord and Tenant waive all rights against each other and against their respective contractors (and their respective subcontractors of every tier), consultants (and their subconsultants of every tier), agents and employees of the other for damages caused by fire or other causes of loss occurring on and after the Lease Commencement Date to the extent those damages are covered by any property insurance (including business income and loss of rent insurance) related to the Premises, the Building or the Property, and regardless of whether this insurance is specifically required under this Lease. The waivers in this Section 10.5.2 also extend to the Landlord Parties and the Tenant Parties. Each party shall obtain an endorsement pursuant to which its property insurers waive their subrogation rights against the parties specified in this Section 10.5.2. If a property insurance policy implicated by the waiver in this Section 10.5.2 does not allow the insured to waive rights of recovery against others prior to a loss, the insured shall cause the policy to be endorsed to provide for this waiver. The waivers in this Section 10.5.2 will be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, did not pay the insurance premium directly or indirectly, or did not have an insurable interest in the property damaged.

10.5.3 Waiver Regarding Insurance Not Maintained. If either party fails to comply with any insurance requirements imposed on that party in this Lease, then effective as of the date of that failure that party waives all rights against the other party and the other party’s contractors (and their subcontractors of every tier), consultants (and their subconsultants of every tier), agents and employees for damages that would ordinarily have been covered by the required insurance had that party not failed to comply with this Lease. The waivers in this Section 10.5.3 will include the Landlord Parties and the Tenant Parties.

10.5.4 Waiver of Claims. To the fullest extent permitted by Applicable Law, Tenant hereby waives all rights against the Landlord Parties and Landlord’s Contractors for the following, in each case regardless of whether Tenant obtains insurance for that loss or damage or whether that loss or damage is caused by the negligence of any Landlord Parties or Landlord’s Contractors:

(a) any loss of use, business interruption or other consequential loss sustained by Tenant due to fire or other hazards however caused; and

(b) any damage to or loss of property sustained by Tenant from whatever cause, including damage or loss resulting from fire, failure of fire prevention systems, explosion, falling plaster, steam, gas, electricity, electrical or electronic emanations or disturbance, roof leaks, water, rain or snow or leaks from any part of the Building or from the pipes, or caused by dampness, theft, vandalism, criminal acts, lack of security, malicious mischief, and acts or omissions of other tenants.

10.6 Landlord’s Insurance. Subject to reimbursement as an Expense in accordance with the provisions of Article 4 above, Landlord shall procure and maintain in effect throughout the Lease Term CGL insurance, property insurance and/or such other types of insurance as are normally carried by reasonably prudent owners of commercial properties substantially similar to the Property. Such coverages shall be in such amounts, from such companies and on such other terms and conditions as Landlord may from time to time reasonably determine, and Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Property, add additional forms of insurance as Landlord shall deem reasonably necessary, and/or obtain commercial excess, umbrella liability insurance and/or other policies covering both the Property and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated, provided at a minimum Landlord shall procure and maintain the following insurance: (i) special causes of loss (also known as “all risk”) property insurance, with such coverage and in such amounts that are consistent with the amounts of property insurance customarily carried by owners of comparable buildings, but in no event less than one hundred percent (100%) of the insurable replacement cost covering the Building; and (ii) commercial general liability insurance for the Building, with such coverage and in such amounts that are consistent with the amounts of liability customarily carried owners of comparable buildings, but in no event less than a per occurrence limit of $1,000,000 and aggregate limit of $2,000,000.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Completion Estimate; Termination Rights.

11.1.1 Tenant shall promptly notify Landlord of any damage to the Premises or Property resulting from any fire or other casualty (“Casualty”), to the extent Landlord is not already aware of the Casualty. With reasonable promptness after discovering or being notified of the Casualty, but in no event more than forty-five (45) days after the Casualty, Landlord shall provide Tenant with notice (the “Completion Estimate”), stating Landlord’s reasonable estimate of the date when the Landlord Repairs will be substantially complete (the “Repair Completion Date”). As used herein, “Landlord Repairs” means the repair and restoration of the Base Building (excluding any Tenant Improvements and Alterations), any other improvements that exist in the Phase I Premises as of the Lease Commencement Date and any other improvements that exist in the Phase II Premises as of the Phase II Commencement Date, other than the Tenant Improvements (the “Original Improvements”), and any Common Areas serving or providing access to the Premises. If the Completion Estimate indicates that the Repair Completion Date will not occur within three hundred sixty five (365) days after the date of the Casualty, then Tenant may terminate this Lease upon sixty (60) days’ prior notice to Landlord delivered within sixty (60) days after Landlord’s delivery of the Completion Estimate. In addition, if the actual Repair Completion Date does not occur within the later of (a) three hundred sixty-five (365) days after the date of the Casualty or (b) thirty (30) days after the Repair Completion Date set forth in the Completion Estimate, then Tenant shall have the right to terminate this Lease upon written notice to Landlord, which notice must be delivered within thirty (30) days after the expiration of such period. In the event the Landlord Repairs are not estimated to be complete within three hundred sixty five (365) days after the date of the Casualty but Tenant does not exercise its termination right as provided in this Article 11, then the Lease Term shall be extended by the number of days during which Tenant is not reasonably able to occupy the Premises due to such

Casualty, provided Landlord has diligently pursued the Landlord Repairs to completion. Landlord and Tenant, by notice to the other party within forty-five (45) days after the Casualty damage to the Premises or the Property, may terminate this Lease if the Property is damaged by Casualty against which Landlord does not and is not required hereby to maintain insurance; provided, however, that in the event either Landlord, in its sole discretion, or Tenant, in its sole discretion, shall notify the other party in writing (the “Notifying Party”), within sixty (60) days after notice of termination has been received, that the Notifying Party elects to repair or reconstruct such damaged or destroyed areas, this Lease shall not terminate, and the Notifying Party shall promptly repair or reconstruct such damage or destroyed areas at its sole cost.

11.1.2 If the Premises and/or Building has been substantially damaged or destroyed during the last twelve (12) months of the Lease Term and such damage or destruction cannot be repaired or restored within ninety (90) days after the date of such Casualty, then Tenant shall have the right to terminate this Lease, provided Tenant gives written notice of such election to Landlord within sixty (60) days of such Casualty. If the Premises and/or Building has been substantially damaged or destroyed during the last twenty four (24) months of the Lease Term and such damage or destruction cannot be repaired or restored within three hundred sixty five (365) days after the date of such Casualty, then Landlord shall have the right to terminate this Lease, provided Landlord gives written notice of such election to Tenant within sixty (60) days of such Casualty. In such event, Tenant shall have the option to nullify Landlord’s termination notice by exercising an Extension Option (provided, however, notwithstanding the Extension Option provisions, such Extension Option may be exercised more than twelve (12) months prior to Lease expiration) or, if no Extension Options remain, otherwise agreeing to extend the Lease Term an additional five (5) years on terms mutually acceptable to Landlord and Tenant at 100% of fair market rental (for the avoidance of doubt, such additional 5 year extension right shall be (a) subject to the arbitration provisions regarding fair market rent in Article 31 if the parties are unable to agree upon fair market rental and (b) shall not apply in any context other than the casualty context directly set forth above); such option to be exercised by Tenant’s delivery of written notice to Landlord within thirty (30) days after the date of Landlord’s termination notice, in which case Landlord shall complete the repairs as provided herein with reasonable diligence. Should Tenant fail to exercise such option, this Lease shall terminate.

11.1.3 In the event of any termination of this Lease by Landlord or Tenant pursuant to this Article 11 above, neither party shall have any obligations to the other under this Lease, except for obligations arising before such termination and obligations that survive the expiration or earlier termination of the Lease Term, and except that Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s property insurance required under Section 10.3 above with respect to any Tenant Improvements, but only up to the amount of the unamortized Tenant Improvement Allowance.

11.2 Repair and Restoration. If this Lease is not terminated pursuant to this Article 11 above, Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonable delays for Force Majeure. Such repair and restoration shall be to substantially the same condition that existed before the Casualty, except for any modifications required by any Restrictions. If this Lease is not terminated pursuant to this Article 11 above, then upon completion of the Landlord Repairs, Tenant, at its expense and in accordance with Article 8 above, shall repair any damage to such Tenant Improvements and/or Alterations, as applicable, and restore them to their condition prior to the Casualty, and any insurance covering the damage to such Tenant Improvements and/or Alterations, as the case may be, shall be paid to or retained by Tenant. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its invitees, or for any injury to Tenant’s business, resulting from any Casualty or from any repair of damage resulting therefrom; provided, however, that if any Casualty damages the Premises or any Common Area necessary for Tenant’s access to the Premises, then, during any time that, as a result of such damage, any portion of the Premises is untenantable or inaccessible and is not occupied by Tenant for the conduct of its business, the Monthly Rent shall be abated in the proportion that the rentable square footage of such portion of the

Premises bears to the total rentable square footage of the Premises; provided, however, in the event that only a portion of the Premises is untenantable or inaccessible as a result of the Casualty, but the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and Tenant does not conduct its business from such remaining portion, then during such time that Tenant is so prevented from effectively conducting its business therein, the Monthly Rent shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period for the conduct of its business, the Monthly Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable square footage of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Tenant’s right to rent abatement under the preceding sentence shall continue until the earlier to occur of (i) the date that the repair and restoration of such Tenant Improvements and/or Alterations is completed by Tenant, (ii) the date that is reasonably determined by Landlord to be the date on which Tenant would have completed the repair and restoration of such improvements if Tenant had used reasonable diligence in connection therewith, provided Landlord can definitively show that Tenant has not proceeded with reasonable diligence, or (iii) the date that Tenant recommences business operations in the damaged portion of the Premises.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any damage to or destruction of any part of the Premises, the Building or the Property, and any Applicable Law, including Sections 1932(2) and 1933(4) of the California Civil Code, relating to rights or obligations concerning damage or destruction in the absence of an express agreement between the parties shall not apply.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless it is expressly waived by such party in writing, and no waiver of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of such provision or any other provision hereof. Landlord’s acceptance of Rent shall not be deemed to be a waiver of any preceding breach by Tenant of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the giving of any notice or after the termination of this Lease shall affect such notice or reinstate or alter the length of the Lease Term or Tenant’s right of possession hereunder. After the service of notice or the commencement of a suit, or after a final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of such Rent shall not waive or affect such notice, suit or judgment.

ARTICLE 13

CONDEMNATION

In the event that all of the Premises or Property is permanently taken by any competent authority for any public or quasi-public use or purpose, by power of eminent domain or by private purchase in lieu thereof (each a “Taking”), this Lease shall terminate as of the date possession shall be so taken. If less than all of the Premises or Property is subject to a Taking, but the portion so taken is so substantial that the

Premises cannot reasonably be used by Tenant, as determined by Tenant in its reasonable discretion, for the normal operation of its business, then Tenant may terminate this Lease as of the day of such Taking. Any such termination shall be effective as of the date possession is required to be surrendered to the authority, and Tenant shall provide notice of termination to Landlord within forty-five (45) days after Tenant first receives notice of such surrender date. Except as provided above in this Article 13, neither party may terminate this Lease as a result of a Taking. Tenant shall not assert any claim against Landlord or the authority for any compensation because of any Taking and Landlord shall be entitled to the entire award of compensation; provided, however, that Tenant shall have the right to file any separate claim available to Tenant for (i) one hundred percent (100%) of the value of the leasehold estate, (ii) any amount Tenant is able to obtain from the condemning authority for any award or compensation attributable to the Taking of Tenant’s Personal Property or any fixtures that Tenant has the right hereunder to remove upon the expiration of this Lease, (iii) any loss of goodwill, (iv) moving expenses including loss of business and costs associated with moving Tenant’s merchandise, furniture, moveable fixtures, leasehold improvements and equipment to a new location, and (v) any additional amounts to which Tenant would be entitled to under Applicable Law. If this Lease is terminated pursuant to this Article 13, all Rent shall be apportioned as of the date of such termination. If a Taking occurs and this Lease is not so terminated, the Monthly Rent shall be abated, for the period of such Taking, in proportion to the rentable square footage of such portion of the Premises, if any, that is subject to or rendered unusable by such Taking bears to the total rentable square footage of the Premises, and Landlord, at its sole expense, shall promptly restore the Premises to an architectural unit as comparable and practicable to the condition existing prior to such Taking. Tenant hereby waives any rights it might have under Section 1265.130 of the California Code of Civil Procedure or any successor or similar Applicable Law.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except as expressly provided herein, Tenant may not voluntarily or involuntarily or by operation of law, assign, sell or otherwise transfer this Lease or any interest herein, cause or permit all or any part of the Premises to be sublet, occupied or used by any persons other than Tenant and its employees or permit anyone to succeed to any interest in this Lease or the Premises (all of the foregoing being a “Transfer”) without the prior consent of Landlord. If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with notice (the “Transfer Notice”), which shall include (a) the proposed effective date of the Transfer (the “Contemplated Effective Date”), which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the Landlord’s receipt of the Transfer Notice, and the contemplated length of the term of the proposed Transfer, (b) a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), (c) all of the terms of the proposed Transfer and the consideration therefor, including, if applicable, calculation of the “Transfer Premium” (as defined below), the name and address of the proposed transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, (d) current financial statements of the proposed transferee covering the preceding two (2) years (if available), (e) any ownership or commercial relationship between Tenant and the proposed transferee, and (f) any other information reasonably required by Landlord in order to evaluate the proposed Transfer. If Landlord’s consent to such Transfer is required, then within ten (10) days after receiving the Transfer Notice (or such longer period of time required by a Security Holder, not to exceed thirty (30) days), Landlord shall notify Tenant of (i) its consent to the proposed Transfer to the named transferee on the terms and conditions set forth in the Transfer Notice, or (ii) its refusal to consent to the proposed Transfer, which shall include Landlord’s reasons for refusing to consent thereto. Any Transfer requiring Landlord’s consent that is made without Landlord’s prior consent shall, at Landlord’s option, be void and/or constitute a non-curable “Default” (as defined below). Tenant shall pay Landlord a fee of One Thousand and 00/100 Dollars ($1,000.00) for Landlord’s review of any proposed Transfer, where Landlord’s consent is required, whether or not Landlord consents thereto, plus any reasonable third party legal fees incurred by Landlord in connection with any proposed Transfer, not to exceed $1,000.00.

14.2 Landlord’s Consent. Subject to the provisions of this Article 14, Landlord shall not unreasonably withhold, condition, or delay its consent to any assignment of this Lease, or sublease of the Premises or any part thereof. Without limiting other reasonable grounds for withholding such consent, it shall be deemed reasonable for Landlord to withhold consent to a proposed Transfer if:

14.2.1 The proposed transferee has a character or reputation or is engaged in a business that is not consistent with the quality of the Building; or

14.2.2 The proposed transferee is a governmental entity (or any agency or instrumentality thereof that comparable class A building owners would not otherwise lease space to), a school, social service agency or any organization entitled to claim sovereign immunity; or

14.2.3 On the effective date of the Transfer Notice, the proposed transferee is not a party of reasonable financial strength and management ability in light of the financial obligations to be undertaken in connection with the Transfer; or

14.2.4 Intentionally deleted; or

14.2.5 Intentionally deleted; or

14.2.6 Intentionally deleted; or

14.2.7 The proposed Transfer has not been approved by all of the guarantors of this Lease (if any).

Notwithstanding anything contained in this Article 14 or elsewhere in this Lease to the contrary, Tenant shall not hypothecate, mortgage, pledge, or permit any lien to attach to or otherwise encumber Tenant’s interest in this Lease, or the Premises or any of its fixtures located in the Premises, or otherwise use this Lease as a security device in any manner (all of the foregoing being an “Hypothecation”) without the consent of Landlord, which consent Landlord may withhold in its sole discretion, but shall otherwise be subject to the provisions of this Article 14 and this Section 14.2 above.

14.3 Transfer Premium.

14.3.1 Except as provided in Section 14.8, Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent seventy-five percent (75%) of all amounts received by Tenant from the assignee or subtenant in excess of the amounts payable by Tenant to Landlord hereunder (the “Transfer Premium”). The Transfer Premium shall be reduced by Tenant’s reasonable out of pocket costs incurred in connection with such transaction, including, without limitation, the reasonable brokerage commissions, tenant improvement allowances, leasing costs and legal fees actually paid by Tenant in order to assign the Lease or sublet a portion of the Premises. If less than all of the Premises is transferred, the Base Rent and the additional payable by the assignee or subtenant rent shall be determined on a per rentable square foot basis. Transfer Premium shall also include any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the assignee or subtenant in connection with such Transfer. For purposes of calculating the Transfer Premium, the assignment and subleasing expenses deducted pursuant to the provisions above will be amortized over the life of the sublease or assignment.

14.4 Intentionally Omitted.

14.5 Effect of Consent. If Landlord consents to a Transfer (a) the terms and conditions of this Lease, including the terms of Article 5 hereof, shall not be deemed to have been waived or modified, (b) such consent shall not be deemed a consent to any further Transfer by Tenant or any transferee, nor constitute consent to an assignment or other Transfer following a foreclosure of any permitted lien, mortgage or other encumbrance, (c) Tenant shall furnish, upon Landlord’s request, if readily available, a complete statement, certified by an authorized representative of Tenant, setting forth in detail the computation of any Transfer Premium resulting from such Transfer, and (d) in the case of a sublease, except as provided in Section 14.8, Landlord’s prior consent shall be required in the event of any subsequent sub-subletting and any expansion or assignment of the Sublease by the applicable subtenant. Except for a Permitted Transfer, no Transfer shall be made or be effective until Tenant shall deliver to Landlord fully executed copies of all documentation pertaining to the Transfer in form reasonably satisfactory to Landlord, whereby the transferee shall assume in writing, for the benefit of Landlord, all of the obligations of this Lease on the part of Tenant to be performed or observed, and agree to be subject to all of the covenants, agreements, terms, provisions and conditions in this Lease to the extent applicable to the interest being transferred. Except as provided in Section 14.8, no Transfer, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease (if any) (including any prior unreleased transferor of this Lease) from any liability under this Lease for the payment of Base Rent and Additional Rent due and to become due hereunder, for performance of all of the covenants, agreements, terms and provisions contained in this Lease to be performed by Tenant or for the acts and omissions of transferee, and Landlord’s consent to any Transfer shall not be effective unless all guarantors of this Lease (including any prior unreleased transferor of this Lease) also consent to such Transfer in writing. Tenant shall remain liable under this Lease as a principal and not as a surety; however, if Tenant is nonetheless deemed a surety by remaining liable hereunder, Tenant hereby waives all applicable suretyship defenses, including those contained in Sections 2787 to 2855, inclusive, of the California Civil Code.

14.6 Additional Transfers. Subject to Section 14.8, the term “Transfer” shall also include (a) if Tenant is a closely held professional service firm, the withdrawal or change (whether voluntary, involuntary or by operation of law) of fifty percent (50%) or more of its equity owners within a twelve (12)-month period; and (b) in all other cases, any transaction(s) resulting in the acquisition of a “Controlling Interest” (as defined below) in Tenant by one or more parties none of which, alone or together with other parties, owned a Controlling Interest in Tenant immediately before such transaction(s) (a “Change of Control”). As used herein, “Controlling Interest” means any direct or indirect equity or beneficial ownership interest in Tenant that confers upon its holder(s) the power to control Tenant. As used in this Article 14, “control” means, with respect to any party, the direct or indirect power to direct the ordinary management and policies of such party, whether through the ownership of voting securities, by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange).

14.7 Occurrence of Default. Any sublease, license, concession or other occupancy agreement entered into by Tenant shall be subordinate and subject to the provisions of this Lease, and if this Lease is terminated during the term of any such agreement, Landlord shall have the right to: (a) treat such agreement as cancelled and repossess the Contemplated Transfer Space by any lawful means; or (b) require that the transferee attorn to and recognize Landlord as its landlord (or licensor, as applicable) under such agreement; except that Landlord shall not be liable for prepaid Rent, security deposits, letters of credit or defaults of Tenant to the transferee, or for any acts or omissions of Tenant or its agents. If Tenant is in Default, Landlord is authorized to direct any transferee under any such agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply toward Tenant’s obligations under this Lease). Such transferee shall rely on any representation by Landlord that Tenant is in Default, without any need for confirmation thereof by Tenant. No collection or acceptance of rent by Landlord from any transferee shall be deemed a waiver of any provision of this Article 14, an approval of any transferee, or a release of Tenant from any obligation under this Lease, whenever accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.

14.8 Permitted Transfers. Notwithstanding anything to the contrary in this Article 14, Tenant may, without Landlord’s prior written consent, and without payment of any Transfer Premium, do the following (each a “Permitted Transfer”) (a) permit a Change of Control to occur, (b) sublease all or any portion of the Premises to an Affiliate of Tenant, so long as the transferee remains an Affiliate of Tenant for the entire term of the sublease, or (c) assign this Lease to either of the following: (i) an Affiliate of Tenant, (ii) a successor to Tenant by merger, consolidation or purchase of all or substantially all of Tenant’s assets or stock, or (iii) an entity resulting from a transaction involving any company which merges with or into Tenant, provided that: (1) at least ten (10) days before the Transfer (unless prohibited by Applicable Laws or a confidentiality agreement), Tenant notifies Landlord of such Transfer and supplies Landlord with reasonable documentation showing that the Transfer satisfies the requirements of this Section 14.8; (2) in the case of an assignment pursuant to this Section 14.8, the assignee executes and delivers to Landlord, within ten (10) Business Days after the effective date of the assignment, a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations under this Lease; (3) in the case of an assignment pursuant to (ii) or (iii) above, the proposed assignee or successor entity, has a Net Worth immediately after the Transfer exceeding Fifty Million Dollars ($50,000,000.00); (4) except in the case of a Change of Control, the proposed transferee is qualified to conduct business in the State of California; and (5) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, being entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Article 14. The transferee in a Permitted Transfer is referred to in this Lease as a “Permitted Transferee”. Upon an assignment to a Permitted Transferee under clauses (ii) or (iii) above, Tenant shall be released from all obligations arising or accruing under the Lease from and after the date of transfer, but shall remain liable for those arising or accruing prior to such date. As used herein, “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party. As used herein, “Net Worth” shall mean net worth computed in accordance with generally accepted accounting principles including paid in capital then remaining on the balance sheet, except that goodwill shall be excluded in the calculation. Notwithstanding anything to the contrary herein, if immediately following a Permitted Transfer, (1) Tenant shall cease to exist or is otherwise released from its obligations under this Lease, (2) the Permitted Transferee has a Net Worth that is less than One Hundred Million Dollars ($100,000,00.00); and (3) Landlord reasonably determines that the financials of the Permitted Transferee raise liquidity concerns with respect to the Permitted Transferee’s ability to satisfy its financial obligations under this Lease, then Landlord shall have the right to reasonably require an increase in security under this Lease to up to five months’ Rent in the form of a security deposit or letter of credit, as reasonably selected by Landlord.

Notwithstanding anything to the contrary in this Article 14, if Tenant is not in Default, Tenant may, at any time and without Landlord’s prior written consent (but with prior written notice to Landlord and compliance with any reasonable information requests requested by Landlord’s Security Holder), without payment of any Transfer Premium or any of the fees set forth in Section 14.1 above, and without limitation on the rights of Tenant pursuant to the paragraphs above, Tenant shall have a one (1) time right to sublease all or any portion of the Phase II Premises to any third party for a term not to exceed three (3) years.

ARTICLE 15

SURRENDER OF PREMISES;

REMOVAL OF PERSONAL PROPERTY AND TRADE FIXTURES

15.1 Surrender of Premises. No act or omission by any Landlord Party during the Lease Term, including acceptance of keys to the Premises, shall be deemed an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. Upon the expiration or earlier termination of the Lease Term, Tenant shall, at its sole cost and expense, remove all Hazardous Substances to the extent provided in, and in accordance with, Section 25.2.4 below, and quit, vacate and surrender exclusive possession of the Premises to Landlord in broom-clean condition and in good order and condition, except for reasonable wear and tear, repairs that are specifically made the responsibility of Landlord hereunder, and subject to the provisions of Article 11 and Article 13 above, damage from Casualty and damage as a result of a Taking. Time is of the essence of Tenant’s obligation to quit, vacate and surrender exclusive possession of the Premises in the condition required by this Lease. If Tenant fails to surrender possession of the Premises to Landlord in accordance with this Section 15.1, then, in addition to all of Landlord’s other rights and remedies, (A) Landlord may (but shall not be obligated to) perform any cleaning, maintenance, removal, repairs and/or restoration reasonably necessary in order to put the Premises, the Building and/or any other affected portion of the Property in the surrender condition required by this Lease, (B) intentionally omitted and (C) Tenant shall pay Landlord the cost of any such work performed by Landlord, plus a fee for Landlord’s oversight and coordination thereof equal to five percent (5%) of its cost, within thirty (30) days after Landlord’s request for payment, together with reasonable supporting documentation.

15.2 Removal of Personal Property. Not later than the expiration or earlier termination of the Lease Term, Tenant shall, without expense to Landlord, (a) cause to be removed from the Premises all debris and rubbish and all movable furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in or about the Premises or the Property by any Tenant Party, including all Tenant’s Personal Property, and (b) repair all damage to the Premises resulting from such removal. If Tenant fails to timely perform such removal and repair, then Landlord may (but shall not be obligated to) do so and charge the costs thereof (including storage costs) to Tenant. If Tenant fails to remove all such property from the Premises, or from storage, after the termination or earlier expiration of this Lease and such failure continues for thirty (30) days after written notice from Landlord, Landlord may deem all or any part of such property to be, at Landlord’s option, either (i) conveyed to Landlord without compensation, or (ii) abandoned. Tenant hereby waives any Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposal of any such property.

15.3 The provisions of this Section 15 shall survive the expiration or earlier termination of the Lease Term.

ARTICLE 16

HOLDING OVER

If Tenant (directly or through any transferee or other successor -in-interest of Tenant) fails to quit, vacate and surrender exclusive possession of any portion of the Premises upon the expiration or earlier termination of the Lease Term in the condition required by this Lease, such tenancy shall be subject to all of the terms and conditions hereof; provided, however, that such tenancy shall be a tenancy at sufferance for the entire Premises, and Tenant shall pay Monthly Rent at a monthly rate equal to the following: (i) one hundred twenty-five percent (125%) of the Base Rent applicable during the last calendar month of the Lease

Term for the first thirty (30) days of holdover and (ii) one hundred fifty percent (150%) of the Base Rent applicable during the last calendar month of the Lease Term thereafter, plus one hundred percent (100%) of the Additional Rent. Nothing in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or waive any other rights or remedies of Landlord provided herein by Applicable Law. In addition, provided that Landlord has given Tenant no less than thirty (30) days’ prior notice that it has or intends to enter into a succeeding lease or occupancy agreement for the Premises or any portion thereof, if Landlord is unable to deliver possession of the Premises or any portion thereof to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all damages, including lost profits, that Landlord incurs as a result of the holdover.

ARTICLE 17

ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS

17.1 Estoppel Certificates. Within twenty (20) days after either party’s request, Tenant or Landlord (as applicable) shall execute and deliver to the requesting party a commercially reasonable estoppel certificate in favor of such parties as the requesting party may reasonably designate. Within twenty (20) days after Landlord’s written request, Tenant shall also deliver to Landlord and such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers or investors in Landlord or in any portion of the Property, an executed certificate from each guarantor of this Lease (if any) acknowledging that its guaranty is in full force and effect and such other statements or matters as Landlord or any of such parties may reasonably require. Subject to Section 19.1.2, if either party fails to execute and deliver (or reasonably object in good faith in writing to) its estoppel certificate within twenty (20) days after Landlord’s or Tenant’s request, and such failure continues for ten (10) days after written notice from the requesting party, then the information contained in such estoppel certificate provided by the requesting party shall be deemed correct.

17.2 Financial Statements. Upon Landlord’s written request, but no more than once per calendar year and in connection with a sale or refinance only, Tenant shall provide to Landlord, Tenant’s current fiscal year financial statement. As a condition thereto, Landlord shall execute Tenant’s commercially reasonable non-disclosure agreement (which agreement shall allow for disclosure to parties which a landlord would customarily need to disclose to).

ARTICLE 18

SUBORDINATION; ATTORNMENT MORTGAGEE PROTECTION

18.1 Subordination; Attornment. Provided that Tenant receives a document which includes a commercially reasonable non-disturbance agreement stating substantially that, so long as Tenant is not in default under this Lease (after notice an expiration of applicable cure periods), Tenant’s rights under this Lease, including, without limitation, Tenant’s right to possession of the Premises shall not be disturbed, this Lease shall be subject and subordinate to all ground or underlying leases (each a “Primary Lease”) and all mortgages, trust deeds or other security instruments (each, a “Mortgage”), now or hereafter in force against any portion of the Property, and all renewals, extensions, modifications, supplements, consolidations and replacements thereof, unless in each case the mortgagee under any such Mortgage, or the lessor under any such Primary Lease (each, a “Security Holder”) requires that this Lease be superior thereto, whether or not Tenant has been notified of such requirement. In the event of any foreclosure of any Mortgage, or delivery of a deed in lieu of foreclosure, or upon termination of a Primary Lease, Tenant shall, at the option of the Security Holder or of any other person or entity succeeding to the interest of the Security

Holder as a result of such enforcement, attorn to the Security Holder or to such successor in interest, upon the then-executory terms and conditions of this Lease, subject to the provisions of this Section 18.1, and shall recognize the Security Holder or such successor in interest as Landlord under this Lease without change in the provisions thereof, provided that such party agrees not to disturb Tenant’s occupancy so long as Tenant timely pays the Rent and otherwise performs all of its obligations hereunder. Landlord’s interest herein may be assigned as security at any time to any Security Holder. Tenant shall, within thirty (30) days of request by Landlord, any Security Holder or other successor in interest, execute such further commercially reasonable instruments as such party may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any Primary Lease, Mortgage, or other encumbrance, and/or any such attornment, provided that such instruments do not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease. Tenant hereby waives any right it may have under Applicable Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder in the event of any foreclosure or granting of a deed in lieu of foreclosure. If, in connection with the financing of any portion of the Property, any lending institution shall request reasonable modifications to this Lease that do not increase Tenant’s monetary obligations under this Lease, or materially adversely affect or diminish the rights, or materially increase the other obligations of Tenant under this Lease, Tenant shall make such modifications.

18.2 Mortgagee Protection. Tenant agrees to give each Security Holder, by certified mail, return receipt requested, or overnight courier, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Security Holder. Security Holder shall have the same period of time granted to Landlord after receipt of written notice from Tenant to cure such default, or if such default cannot be cured within that time, then, provided the Security Holder gives Tenant written notice that it intends to cure such default, such additional time as may be reasonably necessary to cure such default (including the time necessary to foreclose or otherwise terminate its security agreement, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a “Default” by Tenant:

19.1.1 Any failure by Tenant to pay any Rent when due, where such failure continues for five (5) Business Days after Landlord’s written notice to Tenant; or

19.1.2 Any failure by Tenant to observe or perform any of the provisions of Article 5, 14, 17 or 18 above, where such failure continues for more than ten (10) days after notice from Landlord; or

19.1.3 Any failure of Tenant to comply with any of the rules and regulations, where such failure continues for more than ten (10) days after notice (provided that if such failure cannot reasonably be cured within such ten (10) day period, Tenant shall not be deemed to be in Default if it commences such cure within such period, and thereafter diligently pursues such cure to completion); or

19.1.4 Except where a different cure period is expressly provided in this Lease, including in Sections 19.1.1 through 19.1.3 above, any other failure by Tenant to observe or perform any other provision, covenant or condition of this Lease where such failure continues for thirty (30) days after notice from Landlord; provided that if such failure cannot reasonably be cured within such thirty (30)-day period, Tenant shall not be deemed to be in Default if it commences such cure within such period, and thereafter diligently pursues such cure to completion; or

19.1.5 (a) The making by Tenant or any guarantor of this Lease of any general assignment for the benefit of creditors; (b) the filing against Tenant or any such guarantor of a petition to have Tenant or such guarantor adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant or such guarantor the same is dismissed within sixty (60) days); (c) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s or any such guarantor’s assets or of Tenant’s interest in this Lease, where possession is not restored to Tenant or such guarantor, as applicable, within thirty (30) days; (d) attachment, execution or other judicial seizure of substantially all Tenant’s assets or interest in this Lease where such attachment, execution, or other judicial seizure is not dismissed within sixty (60) days; (e) Tenant’s or any such guarantor’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts; or (f) Tenant’s or any such guarantor’s insolvency or admission of an inability to pay its debts as they mature; or

19.1.6 Any cancellation of, or default under, any guaranty of this Lease (if any) or any revocation or repudiation or attempted revocation or repudiation by the guarantor thereunder of any such guaranty or any obligation under any such guaranty;

19.1.7 The abandonment or permanent vacation of the Premises where Tenant also ceases the payment of Rent; or

19.1.8 The occurrence of such other matters as are designated as a Default by Tenant under this Lease.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Applicable Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding. Landlord shall have the right to supplement or correct Notices given by Landlord pursuant to this Section 19.1 to include additional breaches or defaults or correct any misstatements or miscalculations without thereby extending the applicable cure period for the original defaults specified in Landlord’s original Notice, provided that Tenant shall be entitled to the full notice and cure period applicable to any additional breaches or defaults specified in such corrected Notices, which periods shall be measured from the date of Tenant’s receipt of such corrected Notice.

19.2 Remedies Upon Default. Upon the occurrence of any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive), without any further notice or demand.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of the unpaid Rent that has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent that would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law, provided however, in no event shall Tenant be liable to Landlord for any punitive or consequential damages, except that this limitation on consequential damages (a) shall not limit the indemnification obligations of Tenant expressly set forth herein with respect to damages actually incurred by Landlord for third party claims, and (b) shall not apply to Tenant’s holdover beyond the Lease Term.

As used in Sections 19.2.1(a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published), plus one (1) percentage points, or (ii) the highest rate permitted by Applicable Law. As used in Section 19.2.1(c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

If Landlord gives Tenant a valid notice of termination of this Lease, any cure rights that Tenant may have under the terms of this Lease shall immediately terminate, except as otherwise required by Applicable Law.

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any Applicable Law or other provision of this Lease), without prior demand or notice except as required by Applicable Law or this Lease, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Subject to Section 14.7, whether or not Landlord elects to terminate this Lease on account of any Default as set forth in this Article 19, Landlord shall have the right to (a) terminate any sublease, license, concession or other occupancy agreement entered into by Tenant and affecting the Premises, or (b) in Landlord’s sole and absolute discretion, succeed to Tenant’s interest in such agreement. If Landlord elects to succeed to Tenant’s interest in any such agreement, Tenant shall, as of the date of Landlord’s notice of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder. Except as required by Applicable Law, Landlord shall have no obligation to mitigate its damages. If Landlord is required by Applicable Laws to mitigate its damages under this Lease: (i) Landlord shall be required only to use reasonable efforts to mitigate; (ii) intentionally deleted; (iii) Landlord shall not be obligated to lease the Premises to a replacement tenant who does not, in Landlord’s good faith opinion, have sufficient financial resources to operate the Premises in a first-class manner and to fulfill all of the obligations in connection with the lease as and when the same become due; and (iv) any failure to mitigate as required herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder. Tenant hereby acknowledges and agrees that the value of the Property depends on the rental rates and terms of the Property leases, and Tenant further acknowledges and agrees that Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space at the Building at the time in question, or at Landlord’s option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate its damages. Tenant hereby waives, for Tenant and for all those claiming by, through or under Tenant, the provisions of Section 3275 of the California Civil Code and Sections 1174(c) and 1179 of the California Code of Civil Procedure and any rights, now or hereafter existing, to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination of this Lease.

19.5 Landlord Default. Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease. In the event that Landlord shall fail or neglect to keep and perform any of the covenants, conditions and agreements contained herein, and such failure or neglect is not remedied within thirty (30) days (or such additional period as is either otherwise provided herein or as may reasonably be required to correct the failure or neglect with the exercise of due diligence) after receipt of written notice from Tenant specifying the failure or neglect, then Tenant shall have all rights at law and in equity and Tenant shall be entitled to seek monetary damages from Landlord for such failure or neglect.

Notwithstanding anything to the contrary contained in this Lease, if Landlord is in default under this Lease and any applicable Security Holder has also failed to cure such default within the cure period specified in Section 18.2, Tenant, in addition to pursuing any or all other remedies at law or in equity, shall have the right to take commercially reasonable actions to cure Landlord’s default and, if Landlord fails to reimburse Tenant for the reasonable out-of-pocket costs, fees and expenses incurred by Tenant in taking such curative actions, within thirty (30) days after demand therefor, accompanied by supporting evidence of the expenses incurred by Tenant where applicable, Tenant (i) shall have the right to offset such amount from Base Rent (subject to the following paragraph), or (ii) may bring an action for damages against Landlord to recover such costs, fees and expenses, and reasonable attorney’s fees incurred by Tenant in bringing such action for damages. Notwithstanding the foregoing, in the event Landlord’s default is materially interfering with the operation of Tenant’s business at the Premises for more than seventy-two (72) hours, Tenant shall have the right to cure such default on Landlord’s behalf upon the expiration of such 72-hour period; provided, however, the foregoing right to cure shall not apply if Landlord commences to cure such default within said 72-hour period and thereafter diligently pursues such cure to completion.

If Tenant desires to exercise the right of offset described in the preceding paragraph, Tenant shall deliver a written notice (“Tenant’s Offset Notice”) to Landlord stating its intent to exercise the offset right and shall not begin exercising the offset right until thirty (30) days after delivery of such notice. If Landlord delivers a written notice to Tenant within fifteen (15) days after receipt of Tenant’s Offset Notice contesting Tenant’s right to offset the amounts specified in Tenant’s Offset Notice (with an explanation of Landlord’s objections), Tenant shall not offset any Base Rent payment until the dispute is resolved. If Landlord objects to Tenant’s offset right, either party may commence litigation in an appropriate forum to resolve the dispute; provided, that Tenant or Landlord may elect to have such dispute resolved through binding arbitration described below. If Tenant either (a) obtains a written decision from the arbitration tribunal in the arbitration proceeding confirming Landlord’s obligation to reimburse Tenant, or (b) obtains a judgment as a result of the litigation against Landlord confirming Landlord’s obligation to reimburse Tenant, then Tenant may offset the amount of such judgment or decision against Base Rent. Any dispute relating to Tenant’s right to offset against Base Rent amounts owed to Tenant by Landlord may, at Tenant’s or Landlord’s election, be resolved by expedited arbitration as follows: the dispute shall be resolved by a single arbitrator before the American Arbitration Association (“AAA”) under the Commercial Arbitration Rules of the AAA modified as follows: (i) the total time from date of demand for arbitration to final award shall not exceed forty-five (45) days; (ii) all notices may be by telephone or other electronic communication with later confirmation in writing; (iii) the time, date, and place of the hearing shall be set by the arbitrator in his or her sole discretion, provided that there shall be at least ten (10) Business Days prior notice of the hearing; (iv) there shall be no post-hearing briefs; (v) there shall be no discovery except by order of the arbitrator; and (vi) the arbitrator shall issue his or her award within ten (10) Business Days after the close of the hearing. The arbitration shall be held in the county in which the Premises are located. The decision of the arbitrator shall be final and binding on the parties and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The fees and expenses of the arbitrator shall be paid by the non-prevailing party. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be permitted to offset more than twenty-five percent (25%) of each monthly installment of Base Rent unless a greater deduction is required to fully recover the amount by the end of the Lease Term.

19.6 Habitual Default. The provisions of Article 19 notwithstanding, the parties agree that if Tenant shall be in Default in the performance of the same monetary or material non-monetary term or condition of this Lease for three (3) or more times during any twelve (12) month period during the Lease Term, then such conduct shall, at the election of the Landlord, represent a separate Default that cannot be cured by Tenant. Tenant acknowledges that the purpose of this provision is to prevent repetitive defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant’s timely performance under this Lease.

ARTICLE 20

RIGHTS RESERVED TO LANDLORD

In addition to any and all other rights reserved by Landlord hereunder, Landlord may exercise at any time any of the following rights respecting the operation of the Property without liability to Tenant of any kind except as expressly provided in this Lease:

20.1 Window Treatments; Lighting. To approve, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Premises, which approval shall not be unreasonably withheld, conditioned, or delayed.

20.2 Intentionally omitted.

20.3 Repairs, Alterations, Additions and Improvements. Subject to the terms of this Lease, including without limitation Section 1.2, to make repairs, alterations and improvements to the Building and/or other portions of the Property (including performance of Landlord’s Repair Obligations) and in doing so transport any required material through the Premises, to close entrances, doors, corridors and other facilities in the Building and/or the Property, to open any ceiling in the Premises, or to temporarily suspend services or use of Common Areas provided that such actions do not materially interfere with Tenant’s use of the Premises. Landlord may perform any such repairs, alterations and improvements during ordinary business hours, except that Tenant may require any work in the Premises to be done after ordinary business hours, at Landlord’s sole cost (but subject to reimbursement as part of Expenses to the extent permitted under Article 4), if such repairs, alterations, or improvements would materially interfere with Tenant’s use of or access to the Premises. Landlord may do or permit any work on any nearby building, land, street, alley or way provided the Landlord uses commercially reasonable efforts to not impair access or otherwise interfere with Tenant’s use of the Premises.

20.4 Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Premises, the Building and/or Property, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises and provided all such pipes, conduits, wires and ducts are located within the walls, beneath the floors, or above the ceiling.

20.5 Use of Roof. Subject to Tenant’s right to use the Roof Deck, to install, operate, maintain and repair any satellite dish, antennae, equipment or other facility on the roof, or to use the roof of the Building to maintain, repair or replace the roof of the Building, subject to the terms of this Lease, or to allow any person or entity selected by Landlord to undertake the foregoing, provided that such installation, operation, maintenance, repair or use does not unreasonably interfere with Tenant’s use of or access to the Premises.

20.6 Intentionally Omitted.

20.7 Keys. To retain and receive master keys or pass keys to the Premises and all doors in the Premises. Notwithstanding the foregoing, or the provision of any security-related services by Landlord, Landlord is not responsible for the security of persons or property on the Property and Landlord is not and will not be liable in any way whatsoever for any breach of security not directly caused by the negligence or willful misconduct of Landlord, its agents, its contractors or employees.

20.8 Common Areas. Subject to Section 1.2, to reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, layout and nature of the Common Areas.

20.9 Compliance with Laws. If any governmental authority promulgates or revises any Law or imposes mandatory controls or guidelines on Landlord, the Building, the Property, or any portion thereof, relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking at the Property, or any portion thereof, to comply with such Law, control or guideline, the costs of which, to the extent such law or mandatory control or guideline is promulgated or revised to become applicable after the Effective Date, shall be included in Expenses.

20.10 Intentionally Omitted.

20.11 Other Actions. Subject to the limitations set forth in this Lease, to take any other action that Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building and the Property, or any portion thereof.

ARTICLE 21

LANDLORD EXCULPATION

Tenant expressly agrees that, notwithstanding anything in this Lease and/or any applicable law to the contrary, the liability of Landlord and Landlord Parties, and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Property (and all rents, profits, and proceeds therefrom). Tenant specifically agrees that neither Landlord nor any of the Landlord Parties shall have any personal liability therefor (other than Landlord’s interest in the Property). Further, Tenant hereby expressly waives and releases such personal liability of Landlord and the Landlord Parties on behalf of itself and all persons claiming by, through or under Tenant. Notwithstanding any contrary provision herein, no Landlord Party shall be liable for any injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage, in each case however occurring. The provisions of this Article 21 shall survive the expiration or earlier termination of the Lease Term.

ARTICLE 22

INTENTIONALLY OMITTED.

ARTICLE 23

INTENTIONALLY OMITTED

ARTICLE 24

SIGNAGE

24.1 Tenant’s Signage Rights. Tenant shall not place on the exterior of the Building any sign, placard, lettering, banner, displays, graphic, decor or other advertising or communicative material that is visible from the exterior of the Building without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that subject to the terms and conditions set forth in this Article 24, Tenant shall be entitled to install, without Landlord’s consent, at its sole cost and expense, any exterior signage on or immediately proximate to the Premises that Tenant so desires (including building-top, wall mural and monument signage) so long as such signage does not exceed that which is permitted by Applicable Laws (collectively, “Tenant’s Exterior Signage”). Tenant’s Exterior Signage shall be subject to Tenant’s receipt of all governmental and other permits, authorizations and approvals, and shall comply with, and be subject to, all of the Restrictions. Tenant hereby acknowledges that Landlord has made no representations or warranties to Tenant with respect to the probability of obtaining such permits, authorizations and approvals. In the event Tenant does not receive the necessary permits, authorizations and approvals for Tenant’s Exterior Signage, Tenant’s and the rights and obligations of Landlord and Tenant under the remaining provisions of this Lease shall not be affected. The cost of the design, construction and installation of Tenant’s Exterior Signage and all other costs associated with Tenant’s Exterior Signage, including permits, authorizations and approvals, maintenance, repair and restoration, shall be the sole responsibility of Tenant. The rights to Tenant’s Exterior Signage shall be personal to the original Tenant named herein and may not be transferred, except that Tenant may transfer its rights to Tenant’s Exterior Signage to a Permitted Transferee in a Permitted Transfer or to a transferee in connection with a Transfer approved by Landlord as provided in this Lease, so long as the name of the Permitted Transferee or transferee is not an “Objectionable Name”. The term “Objectionable Name” shall mean any name that relates to an entity that is of a character or reputation, or is associated with a political orientation or faction that is materially inconsistent with the quality of the Property, or that would otherwise reasonably offend landlords of comparable buildings. Tenant, at its sole expense, shall maintain Tenant’s Exterior Signage in good condition and repair during the Lease Term. Should Tenant’s Exterior Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense (or such longer reasonable period if such repairs cannot reasonably be completed within thirty (30) days, provided Tenant commences the repairs within such thirty (30) day period and thereafter diligently pursues such repairs to completion). Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, then, in addition to all of Landlord’s other rights and remedies, Landlord may, but need not, perform the required maintenance and repairs, and Tenant shall pay Landlord the cost thereof, plus a fee for Landlord’s oversight and coordination of such work equal to five percent (5%) of its cost, within thirty (30) days after receipt of Landlord’s request for payment, together with reasonable, supporting backup documentation. If any of the signage is extremely unusual or extraordinary or is otherwise entirely inconsistent with signs which would be displayed on similar buildings, then, notwithstanding anything to the contrary contained herein, Tenant shall have the obligation to remove such signage at the end of the Lease Term.

ARTICLE 25

COMPLIANCE WITH LAW; HAZARDOUS SUBSTANCES

25.1 Compliance with Laws. Except as provided otherwise in this Lease, Tenant, at its expense, shall comply with all of the Restrictions relating to (A) the operation of its business in the Premises, or (B) the use, condition, configuration or occupancy of the Premises; provided, however, that Tenant shall not be required to perform the following (but if performed by Landlord the cost thereof shall be included as “Expenses” to the extent permitted by Section 4.2 above): (a) any Alterations to the Premises to comply with Applicable Laws if such Alterations would properly be classified as capital expenditures under GAAP, unless such Alterations are related to or arise out of the following (“Tenant’s Specific Use”): (i) any Tenant Improvements or other Alterations made by or on behalf of Tenant (except for Landlord’s Work), or (ii) the specific manner or nature of Tenant’s use or occupancy of the Premises for other than the Permitted Use or the particular manner in which Tenant conducts its business therein; or (b) work to remediate any Hazardous Substances, except to the extent such work is Tenant’s responsibility pursuant to Section 25.2 below. Except as expressly set forth herein and except to the extent such compliance is caused in whole or in part by Tenant’s Specific Use, Landlord shall be responsible for complying with all other Applicable Laws, including without limitation, any required retrofitting of the Building (including Title 24, and any permits, certificates, or other requirements related to seismic/earthquake safety improvements dictated by relevant code and/or regulatory requirements in effect as of the Lease Commencement Date). If, in order to comply with any such Restrictions, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it, as applicable. In addition, if a change to any other portion of the Property becomes required under any Restrictions, as a result of or “triggered by” Tenant’s Specific Use, then Tenant shall, at Landlord’s option, either (1) promptly make such change at Tenant’s sole cost or (2) pay Landlord the cost of making such change, within thirty (30) days of the receipt of demand for payment, together with reasonable supporting documentation. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any Restrictions or that because of Tenant’s Specific Use, a change to any portion of the Property has become required under any Restrictions, shall be conclusive of that fact as between Landlord and Tenant. As used herein, “Applicable Law(s)” or “Law(s)” means all present and future laws (whether statutory or case law), ordinances, bylaws, rules, regulations, codes, judgments, orders, decrees, permits, stipulations, injunctions, license approvals, obligations and other requirements (and demand or notice letters issued, entered, promulgated or approved thereunder) whether now or hereafter in effect, of the United States of America, the State of California, the local municipal or county governing body, and any other lawful authority having jurisdiction over the Property or the parties including, without limitation, the Americans with Disabilities Act (and any similarly motivated state and local laws) and Environmental Laws.

25.2 Hazardous Substances.

25.2.1 Prohibition Against Hazardous Substances.

25.2.1.1 Tenant shall not cause or permit any “Hazardous Substances” (as defined below) to be brought upon, used, handled, produced, treated, stored, transported, released, discharged or disposed of in, on or about the Property without Landlord’s prior written consent, which Landlord may give or withhold in its sole discretion. Any use, handling, production, treatment, storage, transportation, release, discharge or disposal of any Hazardous Substances in, on or about the Property by any Tenant Party shall strictly comply with all applicable Restrictions. Tenant shall be solely responsible for obtaining and complying with all permits, authorizations and approvals necessary for the maintenance and operation of its business, including all permits, authorizations and approvals governing the use, handling, production, treatment, storage, transportation, release, discharge and disposal of Hazardous Substances. In addition to any other indemnification obligations of Tenant under this Lease, Tenant shall indemnify, defend and hold the Landlord Parties harmless from and against any claims, actions, demands, liabilities, damages, penalties, forfeitures, losses, costs or expenses, including without limitation, reasonable attorneys’ fees, consultants’ fees and expenses and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation hereunder [which for the purposes hereof include “Remedial Work” (as defined below), and sums paid in settlement thereof] that result from or arise out of the use, handling, production, treatment, storage, transportation, release, discharge or disposal of any Hazardous Substances on or about (i) the Premises during the Lease Term by any Tenant Party and (ii) any portion of the Property outside of the Premises by any Tenant Party. Notwithstanding anything to the contrary in this Lease, Tenant shall be permitted to use small amounts of Hazardous Substances in the Premises as reasonably necessary in connection with the Permitted Use, provided that such use is in accordance with all Applicable Laws.

25.2.1.2 Landlord shall have the right, at any time, but not more than one (1) time during any twelve (12)-month period (unless (i) Landlord has reasonable cause to believe that Tenant has failed to fully comply with the provisions of this Section 25.2, or (ii) required by any governmental agency [such circumstances under (i) or (ii) above shall constitute “Reasonable Cause”]), to inspect the Premises and conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 25.2. If an inspection is requested by Landlord based on Reasonable Cause, and it is determined that Tenant has failed to meet its obligations under the provisions of this Section 25.2, then the reasonable costs of all such inspections, tests and investigations shall be borne solely by Tenant. If the inspection is not requested by Landlord based on Reasonable Cause or if such inspection reveals that Tenant has met its obligations under the provisions of this Section 25.2, Landlord shall pay all costs of same. The foregoing rights granted to Landlord shall not, however, create (1) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant or any other Tenant Party with respect to Hazardous Substances including Tenant’s operation, use or remediation thereof, or (2) liability on the part of any Landlord Party for the use, handling, production, treatment, storage, transportation, release, discharge or disposal of any Hazardous Substances by any Tenant Party, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

25.2.2 Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning environmental issues in, on or about the Premises or any other portion of the Property including documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any Claims or other legal documents related to same. Promptly following Tenant’s obtaining knowledge of any unauthorized release, spill or discharge of Hazardous Substances, in, on, or about the Premises or any other portion of the Property of which Landlord is unaware, Tenant shall provide notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant or any other Tenant Party to any regulatory agency as a result of or in connection with any such unauthorized release, spill or discharge. Promptly after receipt by Tenant or any other Tenant Party of any warning, notice of violation, permit suspension or similar disciplinary measure relating to the actual or alleged failure of Tenant or any other Tenant Party to comply with any “Environmental Law” (as defined below), rule, regulation, ordinance or permit, Tenant shall provide notice thereof to Landlord.

25.2.3 Remedial Work. If any investigation or monitoring of site conditions or any cleanup, containment, restoration, removal or remediation of Hazardous Substances (collectively, “Remedial Work”) is required under any Applicable Laws, including any Environmental Laws, as a result of the use, handling, production, treatment, storage, transportation, release, discharge or disposal of any Hazardous Substances by any Tenant Party, then Tenant shall perform or cause to be performed the Remedial Work in compliance with Applicable Laws or, at Landlord’s option, Landlord may cause such Remedial Work to be performed and Tenant shall reimburse Landlord for the costs thereof, plus a fee for Landlord’s oversight and coordination of such Remedial Work equal to five percent (5%) of its cost, within thirty (30) days after Landlord’s request for payment, together with reasonable supporting documentation. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, and under the supervision of a consulting engineer selected by Tenant and approved in advance in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. All costs and expenses of such Remedial Work shall be paid by Tenant including the charges of such contractor(s), and the consulting engineer. Notwithstanding anything to the contrary in this Lease, if such Remedial Work is required because of Hazardous Substances that (i) are caused or permitted by Landlord or its agents, contractors, or employees, or (ii) existed prior to the Lease Commencement Date or the Phase II Commencement Date as applicable, Landlord shall perform the same at Landlord’s sole cost and expense. In addition to Tenant’s remedy expressly set forth in Section 6.2, if Landlord’s Remedial Work is not completed by the earlier of (x) one hundred eighty (180) days after receipt of permits from applicable governmental authorities to perform such Remedial Work, or (y) two hundred seventy (270) days after the Hazardous Substances are discovered, Tenant may, upon written notice to Landlord, terminate this Lease.

25.2.4 Surrender. Notwithstanding anything contained in this Lease to the contrary, Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of the Lease Term free of Hazardous Substances placed on, about or near the Premises by any Tenant Parties. Tenant’s obligations and liabilities pursuant to the provisions of this Section 25.2.4 shall be in addition to any other surrender requirement in this Lease.

25.2.5 Definitions. As used in this Lease, the following terms shall be defined as follows:

25.2.5.1 “Hazardous Substances” means (i) any substance or material that is included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” or “solid waste” in any “Environmental Law” (as defined below); (ii) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (iii) polychlorinated biphenyls (PCBs); (iv) asbestos and asbestos-containing materials (whether friable or nonfriable); (v) lead and lead-based paint or other lead-containing materials (whether friable or nonfriable); (vi) urea formaldehyde; (vii) microbiological pollutants; (viii) batteries or liquid solvents or similar chemicals; (ix) radon gas; (x)

mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; and (xi) any additional substance, material or waste (1) the presence of which in, on or about the Premises (A) requires reporting, investigation or remediation under any Environmental Law, (B) causes or threatens to cause a nuisance in, on or about the Premises or any adjacent area or property or poses or threatens to pose a hazard to the health or safety of persons in, on or about the Premises or any adjacent area or property, or (C) which, if it emanated or migrated from the Premises, could constitute a trespass, or (2) which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws.

25.2.5.2 “Environmental Law(s)” means all statutes, terms, conditions, limitations, restrictions, standards, prohibitions, obligations, schedules, plans and timetables that are contained in or promulgated pursuant to any federal, state or local Laws or any amendments thereto, relating to pollution or the protection of the environment, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including the: Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; Clean Air Act, 42 U.S.C. 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. “Environmental Law(s)” shall include any statutory or common law that has developed or develops in the future regarding mold, fungus, microbiological pollutants, mildew, bacteria and/or other organic spore material. “Environmental Law(s)” shall not include laws relating to industrial hygiene or worker safety, except to the extent that such laws address asbestos and asbestos-containing materials (whether friable or nonfriable) or lead and lead-based paint or other lead-containing materials.

25.3 Survival. Tenant’s obligations under this Article 25 shall survive the expiration or earlier termination of the Lease Term.

25.4 Landlord Representations. Landlord represents and warrants to Tenant that to the best of Landlord’s knowledge, as of the Lease Commencement Date and the Phase II Commencement Date, the Property is in compliance with all Environmental Laws, except to the extent any violation may have been caused by the conduct of Tenant or any Tenant Parties. Landlord shall indemnify, defend and hold harmless Tenant, and its officers, directors, employees, agents, partners, members, managers, successors, assigns, affiliates, subsidiaries, franchisees and parent companies from and against any and all liability arising from any and all claims, demands, penalties, fines, liabilities, settlement damages, cost or expenses of whatever kind or nature, including reasonable attorney’s fees involving any breach of the representations and warranties of Landlord contained in this paragraph and for any Hazardous Substances caused or permitted in, on, or about the Property by Landlord or the Landlord Parties.

ARTICLE 26

LATE CHARGES AND INTEREST

If any installment of Rent is not received by Landlord or Landlord’s designee within five (5) Business Days after its due date, Tenant shall pay to Landlord a late charge equal to the greater of three percent (3%) of the overdue amount or Two Hundred Fifty and 00/100 Dollars ($250.00). In addition, any Rent that is not paid within thirty (30) days after its due date shall bear interest, from its due date until paid, at a rate equal to the lesser of ten percent (10%) per annum or the highest rate permitted by Applicable Law (“Interest Rate”). Such late charges and interest shall be deemed Additional Rent, not liquidated damages, and Landlord’s right to collect such amounts shall not limit any of Landlord’s other rights and remedies hereunder or at Law. Notwithstanding the foregoing, Tenant shall not be required to pay such late charge or interest the first occasion in any calendar year that Tenant fails to pay an installment of Rent within such five (5) Business Day (or thirty (30) day) period, so long as Tenant pays the same within five (5) Business Days after Landlord’s notice of Tenant’s failure to do the same.

ARTICLE 27

LANDLORD’S RIGHT TO CURE DEFAULT

Landlord shall have the right, at its option, to cure any Default (and to enter the Premises in connection therewith in accordance with Article 28, if necessary) in Tenant’s name and on Tenant’s behalf, without waiving its rights and remedies based upon such Default and without releasing Tenant from any obligations hereunder and without any liability for any claim for damages therefor, in which event Tenant shall pay to Landlord all reasonable costs incurred by Landlord in performing such cure (including reasonable attorneys’ fees), plus a fee to Landlord in an amount equal to five percent (5%) of such costs, within thirty (30) days after Landlord’s request for payment, together with reasonable supporting documentation.

ARTICLE 28

ENTRY BY LANDLORD

Landlord reserves the right, at all reasonable times and upon reasonable prior notice to Tenant, but in no event less than forty-eight (48) hours prior written notice, (except in the case of an emergency), to enter the Premises to (a) inspect the Premises; (b) show the Premises to existing or potential purchasers, successors, investors, Security Holders or insurers, and during the last nine (9) months of the Lease Term (or while a Default exists), to prospective tenants; (c) post notices of nonresponsibility; (d) perform maintenance or repairs to the Premises, subject to the limitations set forth in this Lease; (e) to maintain or repair improvements for other tenants where access to the Premises is required for such maintenance or repair, subject to the limitations set forth in this Lease; or (f) maintain or repair pipes, conduits, ducts, wires and structural elements in the Premises that serve other parts or tenants of the Building, subject to the limitations set forth in this Lease. Landlord shall at all times have a key with which to unlock all the doors in the Premises, provided Tenant may designate certain areas of the Premises (not to exceed 15% of the total rentable square footage of the Premises or such larger area as may be shown on the Approved Working Drawings for the Tenant Improvements) as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency or in the event of a Landlord inspection or to perform Landlord’s obligations hereunder, in which case Landlord shall provide Tenant with ten (10) days’ prior written notice of the specific date and time of such Landlord inspection, and Tenant shall be responsible for all damages resulting from Landlord’s limited access to such areas. In an emergency, Landlord shall have the right to use any means Landlord may deem proper to open the doors in and to the Premises. Landlord shall use commercially reasonable efforts to conduct its activities under this Article 28 in a manner that will minimize inconvenience to Tenant and avoid interference with Tenant’s use of or access to the Premises (including, if necessary to avoid such interference, entering the Premises after Tenant’s business hours). In no event shall Tenant be entitled to an abatement of Rent on account of any entry by Landlord in accordance with Article 28, nor shall Landlord be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry on the Premises in accordance with this Article 28. No action by Landlord pursuant to this Article 28 shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of Rent or to terminate this Lease, or otherwise release Tenant from any of Tenant’s obligations under this Lease so long as such action does not interfere with Tenant’s use of or access to the Premises.

ARTICLE 29

TENANT PARKING

29.1 During the Lease Term (subject to the Valet Parking Limit), Tenant shall have a right to use the Valet Parking to park in the Parking Areas (as hereinafter defined), upon the terms and subject to the conditions contained in this Article 29. Upon Tenant’s request, the Valet Parking Limit shall include a reasonable amount of vehicle charging stations in light of the Property’s electric service capacity (but in no event less than six), which vehicle charging stations will be installed by Landlord, in locations determined by Tenant, at Tenant’s sole cost and expense. Landlord shall ensure that the Valet Parking and the Parking Areas shall be in compliance with A/B occupancy associated with office space. Subject to Article 5 and Section 6.1.2.3, Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or any parking charges are imposed as a result of) any Applicable Law, provided Landlord shall use commercially reasonable efforts to obtain convenient alternative parking at a cost not to exceed the Parking Rent (on a per parking space basis) that would otherwise be payable hereunder. Subject to availability, Landlord and Landlord Parties may park in three (3) parking spaces designated by Tenant in the Parking Areas for reasonable purposes related to the Building, upon advance notice to Tenant and for a reasonable amount of time.

29.2 The Parking Areas at the Property shall be exclusive to Tenant (which exclusivity shall be contingent on Tenant paying one hundred percent (100%) of the associated costs for such Parking Areas, Tenant being the only tenant of the Property, and Tenant not rejecting any right of first refusal to lease parking spaces pursuant to Section 6.1.2.3). In the event Landlord leases parking spaces within the Parking Areas to any third party(ies) in accordance with the terms of this Lease, Tenant shall no longer be required to pay one hundred percent (100%) of the associated costs for such Parking Areas, but such costs shall be equitably allocated between Tenant and such third party(ies). Notwithstanding anything to the contrary contained herein, Landlord covenants and agrees that Landlord shall not lease any parking spaces in the Parking Areas to any third party(ies) to the extent that doing so would materially and adversely affect the operation of the Parking Areas, as determined by Tenant in its reasonable discretion.

29.3 Tenant may use the Parking Areas for any purpose permitted under Applicable Law (provided that any offsite parking areas may only be used for parking and may not be used for any other purpose).

29.4 In consideration for the right to use the Valet Parking to park in the Parking Areas, Tenant shall pay to Landlord the applicable Parking Rent (as hereinafter defined) on the first of each month for each month of the Lease Term, from and after the Lease Commencement Date. The “Parking Rent” shall be $70.00 per month per permitted vehicle for the Valet Parking (as described in Section 6.1.2.3) (meaning that the Parking Rent shall be $6,860 per month on the Lease Commencement Date (based on 98 permitted vehicles), and, assuming the first 3% increase has not yet occurred pursuant to the provisions below, shall be $12,810 per month (based on 183 permitted vehicles) on the Phase II Commencement Date). Commencing on the first day of the thirteenth (13th) full calendar month of the Lease Term and continuing on each anniversary of such date thereafter, the Parking Rent shall increase by not more than three percent (3%) from the then current Parking Rent for the Valet Parking. Subject to availability, Tenant shall have the right to park additional cars in the Parking Areas; the Parking Rent for each additional space over and above the Valet Parking Limit shall be $150.00 per month per permitted vehicle (subject to increases annually of not more than three percent (3%)). For the avoidance of doubt, all associated expenses incurred by Landlord with respect to parking shall be included in Expenses (including, to the extent permitted under Section 4.2, any fees, taxes or other charges imposed by the Regional Air Quality Control Board or any other governmental or quasi-governmental agency in connection with the Parking Areas) and shall not be offset by the income derived from Parking Rent.

29.5 The Valet Parking Limit may be decreased if mutually agreed to by each of Landlord (in its sole and absolute discretion, but if Landlord rejects the reduction, Tenant shall, notwithstanding Section 29.7, have the right sublease such parking rights to any reputable party it so desires so long as Tenant remains primarily responsible for the Parking Rent and the sublessee maintains insurance policies reasonably required by Landlord) and Tenant (in its sole and absolute discretion), and the Parking Rent shall be reduced accordingly in such instance. Upon Landlord’s written request, Tenant shall provide license plate numbers for all vehicles using the Valet Parking. This Article 29 shall not be deemed to grant Tenant any parking rights other than those granted with respect to the Valet Parking and use of the Parking Areas. The parking areas associated with the Valet Parking are referred to herein as the “Parking Areas.” Tenant’s use of the Parking Areas and the Valet Parking shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage to or theft of any vehicles or other property occurring in the Parking Areas or otherwise in connection with any use of the Parking Areas and/or the Valet Parking by Tenant, its employees or invitees.

29.6 Landlord may, for a limited period of time and only for such time necessary to perform any applicable work, alter the size, configuration, design, layout, access or any other aspect of the Parking Areas and at any time and may, except as otherwise expressly set forth in this Lease, without incurring any liability to Tenant and without any abatement of Rent, from time to time close off or restrict access to the Parking Areas for purposes of facilitating any such alteration, provided if Landlord at any time interferes with Tenant’s access to or use of the Parking Areas then during the period of such interference Landlord shall use best efforts to provide convenient alternate parking to ensure Tenant has access to the Valet Parking Limit at all times, which alternate parking shall include valet drop off and pickup at the Building during Tenant’s business hours at Landlord’s sole cost. Notwithstanding the foregoing, Landlord shall not be required to provide alternate parking in the event use of a portion of the Parking Areas is required by a governmental entity (such as, for example, the fire department or public utility company), so long as (i) Landlord provides Tenant at least forty-eight (48) hours prior written notice of such event (except in an emergency when no prior notice shall be required); (ii) such event does not occur more than three (3) times in any calendar year; (iii) such event lasts not more than one day; and (iv) such event impacts less than ten (10) parking spaces.

29.7 Tenant’s parking rights under this Article 29 are solely for the benefit of Tenant, its employees and its invitees and such rights may not be transferred without Landlord’s prior written approval, except pursuant to a Transfer permitted under Article 14 above.

29.8 Notwithstanding anything to the contrary contained in this Lease, if as of the Lease Commencement Date or the Phase II Commencement Date, as applicable, Tenant does not have access to the applicable Valet Parking Limit, Tenant shall not be obligated to pay any Monthly Rent until Tenant does have access to the applicable Valet Parking Limit. Further, if at any time during the Lease Term, Tenant does not have access to the Valet Parking Limit and Landlord fails to provide reasonable alternative parking in accordance with the foregoing provisions, then, as Tenant’s sole remedy therefor, the Parking Rent attributable to the parking to which Tenant does not have access shall be waived, and Tenant shall be entitled to receive the greater of (i) ten dollars per day times the difference between (a) the Valet Parking Limit, and (b) the vehicle capacity of the Valet Parking on such particular day, or (ii) Tenant’s and its agents’, employees’ and contractors’ actual costs of alternative parking/transit, for each day that Tenant does not have access to the Valet Parking Limit (or such reasonable alternative parking).

29.9 Tenant acknowledges and agrees that Tenant shall comply with all reasonable and nondiscriminatory rules and regulations promulgated by Landlord with respect to the Parking Areas and Valet Parking, provided in the event there is a conflict between such rules and regulations and the terms of this Lease the terms of this Lease shall control.

ARTICLE 30

MISCELLANEOUS PROVISIONS

30.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The captions of Articles and Sections are for convenience only and shall not affect the interpretation of such Articles and Sections. Wherever the words “include,” “includes” or “including” are used in this Lease, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to” or “without limitation”, or words similar thereto, as the context requires. The word “person”, as used in this Lease, means any natural person or persons in individual or representative capacities and any entity or entities of any kind whatsoever, including corporations, partnerships and associations, or any combination of persons and entities and the term “Business Days”, as used in this Lease means Monday through Friday, excluding the following holidays: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day, and any other day on which banks in California or nationally are authorized or required by Law or executive order to close. Any reference herein to “any part” or “any portion” of the Premises, the Building, the Property or any other property shall be construed to refer to all or any part of such property. Wherever this Lease requires Tenant to comply with any Restriction, program, procedure or other requirement or prohibits Tenant from engaging in any particular conduct, this Lease shall be deemed also to require Tenant to cause each of its employees, licensees, invitees and subtenants, and any other person claiming by, through or under Tenant, to comply with such requirement or refrain from engaging in such conduct, as the case may be. Tenant hereby waives the benefit of any rule that a written agreement shall be construed against the drafting party.

30.2 Binding Effect. The provisions of this Lease shall, as the case may require, bind or inure to the benefit of the respective successors and assigns of Landlord and Tenant, provided that this provision shall not permit any assignment by Tenant contrary to the provisions of Article 14 above, and shall be subject to the provisions of Section 30.4 below. This Lease is for the sole benefit of Landlord and Tenant and no third party shall be deemed a third party beneficiary hereof.

30.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, the same shall be without liability to Landlord and without any reduction of Tenant’s obligations under this Lease.

30.4 Transfer of Landlord’s Interest. Landlord shall have the right to transfer all or any portion of its interest in any portion of the Property and in this Lease and, in the event of any such transfer, Landlord named herein (and in the case of a subsequent transfer, then the transferor) shall automatically be released from, Tenant shall look solely to the transferee for the performance of, Landlord’s covenants and obligations contained in this Lease to be performed by Landlord arising hereunder after the date of such transfer (it being intended hereby that the covenants and obligations contained in this Lease to be performed on the part of Landlord shall be binding on each of Landlord, its successors and assigns, only during its period of ownership), provided the transferee expressly assumes all of Landlord’s covenants and obligations contained in this Lease to be performed by Landlord arising hereunder after the date of such transfer, and Tenant shall attorn to the transferee as provided in Article 18 above.

30.5 Prohibition Against Recording. Neither this Lease nor any memorandum, affidavit or other writing with respect thereto shall be recorded by Tenant or by anyone acting through, under, or on behalf of Tenant.

30.6 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing contained herein shall empower Tenant to do any act that can encumber the title of Landlord.

30.7 Relationship of Parties. Nothing in this Lease shall be construed to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

30.8 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments and regardless of whether this Lease has been terminated or a notice of termination has been given to Tenant, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord may elect in its sole and absolute discretion and without vitiating the notice of termination or any right of Landlord to terminate this Lease.

30.9 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

30.10 Partial Invalidity. If any provision of this Lease is to any extent invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and every other provision of this Lease shall be valid and enforceable to the fullest extent permitted by Law.

30.11 Covenant of Quiet Enjoyment. Landlord covenants that so long as Tenant fully and timely performs all of its obligations hereunder within the notice and grace period provided in this Lease, Tenant shall have peaceful and quiet possession of the Premises against any party lawfully claiming by, through or under Landlord, subject to the terms of this Lease, the rights of all Security Holders and all matters of record. The foregoing covenant is in lieu of any other covenant express or implied.

30.12 Entire Agreement. This Lease and the attached exhibits and schedules, which are hereby incorporated into and made a part of this Lease set forth the entire agreement between the parties with respect to the leasing of the Premises and supersede and cancel all previous negotiations, arrangements, communications, agreements and understandings, if any, between the parties hereto (none of which shall be used to interpret this Lease). Tenant acknowledges that in entering into this Lease it has not relied on any representation, warranty or statement, whether oral or written, not expressly set forth herein, including any representation, warranty or statement concerning the condition of the Premises, the Building (including the Base Building), or the Property or the amount of the Direct Expenses. This Lease can be modified only by a written agreement signed by the parties hereto.

30.13 Reserved Rights. Landlord reserves to itself all rights not expressly granted to Tenant hereunder, including the right, in Landlord’s sole and absolute discretion, to renovate, improve, alter, subdivide, demolish, construct or develop the Property, or enter into new Underlying Documents with owners of other property, or record new Underlying Documents encumbering the Property or any portion thereof, and no such act, or failure to so act, shall constitute a breach of any obligation to Tenant or give rise to any remedy, including any remedy of constructive eviction, damages or abatement of Rent so long as such acts or failures to act do not interfere with Tenant’s use of or access to the Premises, increase Tenant’s obligations under this Lease, or decrease Tenant’s rights under this Lease.

30.14 Force Majeure. If either party is prevented from or delayed in performing any of its obligations hereunder as a result of any strike; lockout; labor dispute; act of God, war or terrorism; inability to obtain services, labor or materials (or reasonable substitutes therefor); governmental action, inaction or government delays; civil commotion; Casualty; or other similar cause beyond the reasonable control of such party, except unavailability of funds shall never be considered an event beyond the reasonable control of any party (collectively, a “Force Majeure”), then, such obligation shall be excused during the period of such prevention or delay, and if this Lease specifies a time period for the performance of such obligation, such time period shall be extended by the period of such prevention or delay; provided, however, that nothing in this Section 30.14 shall (a) permit Tenant to hold over in the Premises after the expiration or earlier termination of the Lease Term, or (b) excuse any obligation to pay Rent, including Base Rent, Additional Rent and other charges to be paid by Tenant pursuant to this Lease.

30.15 Notices. All notices, demands, statements, designations, approvals or other communications (all of which are individually referred to in this Section 30.15 as “Notice”) given or required to be given by either party to the other hereunder or by Law shall be in writing, shall be (a) sent by United States certified or registered mail, postage prepaid, return receipt requested, (b) delivered by a nationally recognized courier service, or (c) delivered personally. Any Notice shall be sent or delivered to the address set forth in Section 9 (if Tenant is the recipient) or Section 10 (if Landlord is the recipient) of the Summary, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party. Any Notice shall be deemed to be received on the earlier to occur of the date of actual delivery or the date on which delivery is refused, or, if the recipient has vacated its notice address without providing a new notice address, three (3) days after the date the Notice is deposited in the U.S. mail or with a courier service in the manner described above. Landlord’s attorneys, Property Manager or managing agent may give Notices for Landlord. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute.

30.16 Joint and Several. If more than one (1) person executed this Lease as Landlord or Tenant: (a) each of them is jointly and severally liable for the keeping, observing and performing of all the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by such party, and (b) the term “Tenant” or “Landlord” as used in this Lease shall mean and include each of them jointly and severally. The act of or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Landlord or Tenant and shall be binding upon any guarantor with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed or consented.

30.17 Representations and Warranties. Tenant represents, warrants and covenants as follows, as of the Effective Date:

30.17.1 If Tenant is not a natural person, then (a) Tenant has full power and authority to execute, deliver and perform its obligations under this Lease, and each person signing on behalf of Tenant is authorized to do so; and (b) Tenant is, and at all times during the Lease Term will remain, duly organized, validly existing and in good standing under the laws of the state of its formation and qualified to do business in the State of California.

30.17.2 Tenant has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (d) suffered the attachment or other judicial seizure of all or substantially all of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

30.17.3 Neither Tenant nor any of its affiliates, nor any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Lease, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” (“SDNs”) or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes, or (vi) any regulations promulgated under the foregoing statutes. If at any time this representation becomes false, then it shall be considered a Default under this Lease as to which there shall be no right to notice or an opportunity to cure. Landlord acknowledges that the foregoing representation is inapplicable to shareholders or equity owners who, directly or indirectly, own shares or equity in Tenant by purchase on a nationally recognized securities exchange.

Landlord represents, warrants and covenants as follows, as of the Effective Date:

30.17.4 Landlord is solely vested with fee simple title to the Property.

30.17.5 If Landlord is not a natural person, then (a) Landlord has full power and authority to execute, deliver and perform its obligations under this Lease, and each person signing on behalf of Landlord is authorized to do so; and (b) Landlord is, and at all times during the Lease Term will remain, duly organized, validly existing and in good standing under the laws of the state of its formation and qualified to do business in the State of California.

30.17.6 Landlord has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (d) suffered the attachment or other judicial seizure of all or substantially all of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

30.17.7 Neither Landlord nor any of its affiliates, nor any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Lease, is or will be (a) conducting any business or engaging in any transaction or dealing with Prohibited Persons, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes, or (vi) any regulations promulgated under the foregoing statutes. If at any time this representation becomes false, then it shall be considered a default under this Lease as to which there shall be no right to notice or an opportunity to cure.

30.18 Attorneys’ Fees. In any action or proceeding, including arbitration, that Landlord or Tenant initiates against the other party declaratory or otherwise, arising out of this Lease, the unsuccessful party in such action or proceeding shall reimburse the prevailing party for its reasonable attorneys’ fees.

30.19 Governing Law; WAIVER OF TRIAL BY JURY.

30.19.1 This Lease shall be construed and enforced in accordance with the Laws of the State of California. Venue shall be in the County of Los Angeles, California.

30.19.2 THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

30.20 Brokers. Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker in connection with this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Tenant acknowledges that any Affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such Affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant. Landlord shall pay Tenant’s Broker a commission pursuant to the terms of a separate commission agreement.

30.21 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby waives the benefit of any Law to the contrary and agrees that if Landlord fails to perform its obligations hereunder, then, except as otherwise expressly provided in this Lease, Tenant shall not be entitled to make any repairs or perform any other acts hereunder at Landlord’s expense or to set off any Rent against Landlord.

30.22 Intentionally Omitted.

30.23 Counterparts. This Lease may be executed in electronic (including PDF) counterparts, each of which shall be deemed an original, with the same effect as if both parties had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

30.24 No Violation. Tenant represents and warrants, to its actual knowledge, that neither its execution of nor its performance under this Lease will cause Tenant to be in violation of any agreement or Law. Landlord represents and warrants, to its actual knowledge, that neither its execution of nor its performance under this Lease will cause Landlord to be in violation of any agreement or Law.

30.25 Transportation Management. Subject to Landlord’s obligation to provide parking as set forth in Article 29, Tenant shall comply with all present or future governmental transportation management programs mandated to manage parking, transportation or traffic in and around the Property and/or the Building, and, in connection therewith, Tenant shall take responsible action for planning and managing the transportation of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Expenses (to the extent permitted by Section 4.2 above) shall include any assessment, tax, fee, levy or charge based upon excess usage of, or trips to, the parking structure beyond thresholds specified by any governmental transportation management organization or any other transportation-related committees or entities.

30.26 Nondisclosure of Lease Terms. The terms and conditions of this Lease shall be kept confidential by Landlord and Tenant. Landlord and Tenant will not, without the other party’s consent (which consent may be granted or withheld in each party’s sole and absolute discretion), directly or indirectly disclose the terms and conditions of this Lease to any other person or entity other than each party’s employees, contractors, and agents who have a legitimate need to know such information (and who will also keep the same in confidence) and to such other parties as is necessary to disclose to in Landlord’s or Tenant’s (as applicable) ordinary course of business (provided such other parties are required to keep such information confidential as a condition the disclosure) or as required pursuant to a court order or Applicable Law.

In addition, Landlord acknowledges and agrees that Tenant shall be the leading party in any and all media and press engagement. To that end, Landlord shall not speak to the media or press, make any public announcement (including commentary to the media), or issue any press release regarding this Lease (or authorize or direct any employee, broker, agent, or any other party to do so) without Tenant’s prior written consent, which may be withheld in Tenant’s reasonable discretion.

30.27 Survival. Each party’s indemnity and all other obligations of each party under this Lease which are not fully performed as of the expiration or earlier termination of the Lease Term shall survive the expiration or earlier termination of the Lease Term.

30.28 Intentionally omitted.

30.29 Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises of which Landlord is unaware, Tenant shall promptly notify Landlord thereof.

30.30 Intentionally Omitted.

30.31 Construction of Lease and Terms. The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease must be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of Law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared the executed Lease or any earlier draft of the same. The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease is to be construed solely as an offer from Tenant to lease the Premises, until executed by both parties.

ARTICLE 31

OPTIONS TO EXTEND

31.1 Tenant shall have and is hereby granted two (2) options (each an “Extension Option”) to extend the Lease Term, each for an additional period of five (5) consecutive years (each, an “Extension Period”), on the same terms and conditions in effect under this Lease immediately prior to the applicable Extension Period, except that (i) Tenant shall have no further right to extend after the second Extension Period, (ii) Tenant shall have no right to exercise the second Extension Option if Tenant fails to exercise the first Extension Option, and (iii) the annual Base Rent per rentable square foot of the Premises payable (a) during the first Extension Period shall be ninety percent (90%) of the then Prevailing Rental Rate (as hereinafter defined), and (b) during the second Extension Period shall be ninety-five percent (95%) of the then Prevailing Rental Rate. If Tenant exercises an Extension Option, such extension shall apply to the entire Premises. An Extension Option may be exercised only by giving Landlord irrevocable and unconditional written notice thereof (the “Extension Notice”) not earlier than twelve (12) months nor later than nine (9) months prior to the commencement of the applicable Extension Period. Such exercise shall, at Landlord’s election, be null and void if (i) any Default shall have occurred and is continuing, or (ii) more than thirty percent (30%) of the Premises is then subleased by parties other than Tenant and any Permitted Transferees, at the date of such notice or at the commencement of the applicable Extension Period. Except for Tenant’s rescission right provided in Section 31.3, upon delivery of an Extension Notice, Tenant shall be irrevocably bound to lease the Premises for the applicable Extension Period (notwithstanding the absence of an agreement over the Prevailing Rental Rate).

31.2 For purposes of this Article 31, “Prevailing Rental Rate” means the average per rentable square foot rental rate per year for new leases and renewal leases or lease extensions executed by tenants for similar uses and lengths of time for similar class “A” creative office buildings in the Crenshaw/West Adams submarket during the six (6) months immediately prior to the date upon which such Prevailing Rental Rate is to be determined), where such rates were not set by the terms of such leases. In all cases, such rates shall take into consideration all relevant factors.

31.3 Landlord shall determine the Prevailing Rental Rate by using its good faith judgment. Landlord shall provide written notice of such amount within fifteen (15) days (but in no event later than twenty (20) days) after Tenant provides the Extension Notice. Tenant shall have thirty (30) days after receipt of Landlord’s notice of the new rental within which to accept such rental or to reasonably object thereto in writing or to rescind the Extension Notice (which right of rescission shall be deemed waived if not exercised within such thirty (30) day period), in which instance of rescission the applicable Extension Option and any remaining Extension Option(s) shall be null and void and of no further force and effect. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Prevailing Rental Rate using their best good faith efforts. In the event that Landlord fails to timely generate the initial written notice of Landlord’s opinion of the Prevailing Rental Rate which triggers the negotiation period of this Section, then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have fifteen (15) days after receipt of Tenant’s notice of the new rental within which to accept such rental. In the event Landlord objects, Landlord and Tenant shall attempt to agree upon such Prevailing Rental Rate using their best good faith efforts. If the parties are unable to agree on the Prevailing Rental Rate within one hundred twenty (120) days prior to the commencement of the applicable Extension Period, then each party shall place in a separate sealed envelope their final proposal as to Prevailing Rental Rate and the Prevailing Rental Rate shall be determined by appraisal as provided below (the “Appraisal Method”). Landlord and Tenant shall attempt to agree on a single appraiser (the “First Appraiser”) who shall be a member of the Appraisal Institute, hereinafter referred to as the “Institute” (or any successor association or body of comparable standing if the Institute is not then in existence), and who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of similar class “A” creative office buildings in the vicinity of the Building. If Landlord and Tenant shall fail to agree on the choice of the First Appraiser within ten (10) Business Days after demand by either party, then each shall select an appraiser with the same qualifications provided above within five (5) Business Days after the expiration of the prior ten (10) Business Day period. If either Landlord or Tenant shall fail to appoint an appraiser, then the appraiser appointed by the appointing party shall select the second appraiser within five (5) Business Days after the expiration of the applicable five (5) Business Day period referred to above. The two (2) appraisers thus selected shall select, within ten (10) Business Days after their appointment, a third appraiser (the “Third Appraiser”) with the same qualifications provided above. If the two (2) appraisers so selected shall be unable to agree on the selection of the Third Appraiser, then either appraiser, on behalf of both, shall request such appointment by the Institute. Any appraiser appointed or selected hereunder shall be a member in good standing of the Institute and hold the highest general designation of membership therein.

31.4 If the parties use the Appraisal Method, the Prevailing Rental Rate for the applicable Extension Period shall be determined by the First Appraiser or the Third Appraiser, as applicable, based upon customary and usual appraisal techniques of expert appraisers as of the date of the determination and in accordance with Section 31.2 above. “Final Arbiter” means the First Appraiser or, if selected, the Third Appraiser. Each of Landlord and Tenant shall submit to the Final Arbiter its detailed analysis of its proposed Prevailing Rental Rate. If either Landlord or Tenant fails to submit a proposed Prevailing Rental Rate within ten (10) Business Days of the selection or appointment of the Final Arbiter, then the Prevailing Rental Rate proposed by the party that has submitted a proposed Prevailing Rental Rate shall be binding on the parties.

31.5 The Final Arbiter shall request in writing that Landlord and Tenant provide any supplemental information that may be necessary for the Final Arbiter to render a decision regarding the Prevailing Rental Rate. The Final Arbiter shall hold a hearing, upon not less than ten (10) Business Days written notice to Landlord and Tenant, and not later than thirty (30) days following selection of the Final Arbiter, at which Landlord and Tenant shall have the opportunity to explain and justify the Prevailing Rental Rate proposed by each party. Any party not attending such hearing shall have waived its right to defend its proposal at a hearing. The Final Arbiter shall prepare a written report of his or her determination of the Prevailing Rental Rate and deliver a copy to Landlord and a copy to Tenant within ten (10) days after the hearing. The Final Arbiter shall select the Prevailing Rental Rate proposed by either Landlord or Tenant and shall not be entitled to choose any other Prevailing Rental Rate or to make a determination based upon the average of the Prevailing Rental Rates proposed by Landlord and Tenant. The determination of the Final Arbiter shall be final and binding upon the parties.

31.6 If the Appraisal Method is used to determine the Prevailing Rental Rate, then each party shall be responsible to pay its own fees and expenses for its appraisers involved in the process, provided that the fees and expenses of the Final Arbiter shall be shared equally by Landlord and Tenant. The reasonable fees and expenses of the appraisers involved in the process, including the fees and expenses of the Final Arbiter, shall be shared equally by Landlord and Tenant. In recognition that the Prevailing Rental Rate may not be determined until after the commencement of an Extension Period, Tenant shall pay, during the applicable Extension Period until the Prevailing Rental Rate is determined, the monthly Base Rent then in effect. If the Base Rent for the applicable Extension Period is determined to be greater than such amount, Tenant shall pay Landlord, within thirty (30) days after written request therefor, the difference between the amount required by such determination of the Prevailing Rental Rate and the amount of Base Rent previously paid by Tenant during the applicable Extension Period. If the Base Rent for the applicable Extension Period is determined to be less than such amount, Landlord shall credit Tenant against the Rent next coming due for the difference between the amount of Base Rent previously paid by Tenant during the applicable Extension Period and the amount required by such determination of the Prevailing Rental Rate.

31.7 If Tenant shall fail to timely exercise the first Extension Option in accordance with the provisions of this Article 31, then both the first Extension Option and the second Extension Option shall terminate, and shall be null and void and of no further force and effect. If Tenant shall timely exercise the first Extension Option in accordance with the provisions of this Article 31 and fail to timely exercise the second Extension Option in accordance with the provisions of this Article 31, then the second Extension Option shall be null and void and of no further force and effect. Tenant’s exercise of an Extension Option shall not operate to cure any default (without regard to applicable grace or notice and cure periods) by Tenant of any of the terms or provisions in this Lease or any Default, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default or Default. If this Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise an Extension Option, then immediately upon such termination the first Extension Option (only if unexercised) and the second Extension Option shall simultaneously terminate and become null and void. Each Extension Option is personal to the Tenant originally named herein (and any Permitted Transferee to which Tenant’s entire interest in this Lease is assigned or the entire Premises is sublet). Under no circumstances whatsoever shall the assignee under a partial assignment of this Lease or an assignee of an assignment of Tenant’s entire interest in this Lease (except a Permitted Transferee), or a subtenant under a sublease of the Premises (except a Permitted Transferee to which the entire Premises is sublet), have any right to exercise an Extension Option. Time is of the essence with regard to this provision. If Tenant validly exercises an Extension Option, Landlord and Tenant shall execute an amendment to this Lease confirming the terms and conditions of this Lease applicable to the Premises during the applicable Extension Period, provided that the execution of such an amendment shall not be a precondition to the effectiveness of Tenant’s election to extend the Lease Term.

ARTICLE 32

ROOFTOP EQUIPMENT

32.1 Tenant shall have the non-exclusive right, at its sole cost and expense but without a fee to Tenant for the use of a portion of the roof of the Building approved by Landlord (in Landlord’s reasonable discretion), to install satellite dishes, communications and other equipment as needed for Tenant’s operations (collectively, the “Rooftop Equipment”) upon the roof of the Building for use by Tenant, provided, however, the size, location, design, manner and route of connection of each user to the Rooftop Equipment, and manner of attachment of the Rooftop Equipment to the Building, shall be conditioned upon and subject to following: (i) Tenant shall at all times adhere to all reasonable rules and regulations promulgated by Landlord; (ii) the proposed Rooftop Equipment, the manner of installation of the Rooftop Equipment and any subsequent alterations, additions or improvements to the Rooftop Equipment or the roof shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Landlord may withhold its consent in its sole discretion if such additions, alterations or improvements will materially and adversely affect the roof or structural portions of the Building or violate any of the requirements of this Lease; (iii) intentionally omitted; (iv) prior to installation, Tenant shall obtain and provide Landlord a copy of any and all approvals, licenses or permits required by the City of Los Angeles and any other governmental or quasi-governmental authority for the construction and use of the Rooftop Equipment; (v) the Rooftop Equipment (including, without limitation, the installation and any alterations, additions, improvements or repairs thereto), at all times, shall comply with all applicable governmental codes, statutes and regulations, including those of the City of Los Angeles and the County of Los Angeles; (vi) Tenant shall not sell, license, lease or otherwise permit the use of or the transmissions from the Rooftop Equipment to or by other tenants or occupants of the Building except in connection with a Transfer permitted by this Lease; (vii) Tenant shall bear all reasonable costs, expenses and liability, including liability for roof leaks, which may arise by solely reason of the installation, operation or maintenance of any such Rooftop Equipment, and, to the extent permitted by Applicable Laws, and subject to Section 10.5.2, Tenant shall indemnify, defend and hold Landlord harmless from and against any claims, liabilities, demands, costs or expenses (including reasonable attorneys’ fees) to the extent incurred by Landlord as a result of Tenant’s installation or operation of the Rooftop Equipment; (viii) Tenant shall be solely responsible for the maintenance and repair of the Rooftop Equipment; and (ix) the Rooftop Equipment shall not interfere with the transmissions of other tenants or occupants within the Building. Tenant shall use, at Tenant’s expense, Landlord’s designated roofing contractor for any work in connection with installation of the Rooftop Equipment which affects or pertains to the roof, including roof penetration and installation of structural supports, curbing and flashing on or to the roof, provided that such designated roofing contractor charges commercially reasonable rates. Landlord shall have no obligation to reserve any specific portion of the roof for Tenant’s use, provided that Landlord shall make a portion of the roof of the Building, as reasonably determined by Landlord, available for Tenant’s non-exclusive use to install the Rooftop Equipment for use by Tenant as provided herein.

32.2 The rights to the Rooftop Equipment provided herein are personal to the Tenant originally named herein and any other occupants of the Building (so long as the same are not occupying the Building in violation of this Lease).

ARTICLE 33

SUSTAINABILITY

Landlord shall endeavor to minimize waste and reuse materials where practical during construction, to the extent such efforts do not materially increase the cost of construction. Strategies by Landlord shall be aimed at improving performance across all metrics that matter most: energy savings, water efficiency, carbon dioxide emissions reduction, improved indoor environmental quality, and stewardship of resources and sensitivity to their impacts. Further, Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant in Tenant’s sustainability endeavors as may be implemented from time to time by Tenant (which may include, at Tenant’s option, LEED certification of the Premises).

ARTICLE 34

PURCHASE/SNDA CONTINGENCY

This Lease is contingent upon (i) Landlord’s successful acquisition of the Property (the “Acquisition Contingency”) pursuant to that certain Sale Agreement and Escrow Instruction dated January 8, 2019, by and between Landlord and Olson Urban II-Los Angeles 4, LLC, a Delaware limited liability company (as amended) (the “Purchase Agreement”), and (ii) full execution and delivery (into escrow or directly to the parties) of a commercially reasonable subordination, non-disturbance, and attornment agreement (“SNDA”) for the benefit of Tenant from Landlord’s initial Security Holder (Terracotta Credit REIT, LLC, or an affiliate thereof) (the “SNDA Contingency”), which SNDA shall provide that Tenant’s rights and interests under this Lease shall not be disturbed so long as Tenant is not in breach of this Lease after notice and an opportunity to cure. If Landlord does not satisfy the Acquisition Contingency on or before June 28, 2019, then either Landlord or Tenant may terminate this Lease by giving written notice of such termination to the other party prior to the satisfaction of the Acquisition Contingency; provided that Landlord’s right to terminate this Lease for failure to satisfy the Acquisition Contingency shall only apply if the acquisition fails to occur due to the seller’s default. If Landlord does not satisfy the SNDA Contingency on or before June 28, 2019, then Tenant may terminate this Lease by giving written notice of such termination to Landlord prior to the earlier of (i) July 1, 2019 or (ii) the satisfaction of the SNDA Contingency, provided that Tenant’s right to terminate this Lease for failure to satisfy the SNDA Contingency shall only apply if Tenant used diligent and good faith efforts to negotiate and finalize the SNDA. In such events of termination, this Lease shall become immediately null and void and Tenant and Landlord shall be relieved of any and all obligations and liability hereunder.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”

WELCOME TO THE DAIRY, LLC,
a Delaware limited liability company

By:	/s/ Asher Luzzato
Name: Asher Luzzato
Title: President

“Tenant”

SWEETGREEN, INC., a Delaware corporation

By:	/s/ Nathaniel Ru
Name: Nathaniel Ru
Title: Co-founder

SIGNATURE PAGE TO LEASE

EXHIBIT A

OUTLINE AND LOCATION OF THE PREMISES

[Intentionally omitted]

EXHIBIT A-2

EXHIBIT A-1

Legal Description of the Property

[Intentionally omitted]

EXHIBIT A-3

EXHIBIT B

TENANT WORK LETTER

SECTION 1.

CONSTRUCTION DRAWINGS FOR THE PREMISES

1.1 Landlord’s Work. Prior to the execution of the Lease, Landlord and Tenant have approved the detailed description of base, shell and core work for the Phase I Premises and Phase II Premises attached hereto as Exhibit B-1 (the “Base, Shell and Core Description”). Based upon and in conformity with the Base Shell and Core Description, Landlord shall cause its architect and engineers, at Landlord’s sole cost and expense, to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings in CAD format, which shall include, without limitation, ADA path of travel, restroom locations and counts, exit lighting plans for the Phase I Work (the “Base Building Working Drawings”) by no later than June 1, 2019. Within seven (7) days after Tenant’s and Landlord’s receipt of the Base Building Working Drawings, Tenant and Landlord shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Base Building Working Drawings to the extent such Base Building Working Drawings are inconsistent with the Base, Shell and Core Description and only if Tenant delivers notice thereof to Landlord within such seven (7) day period. If any specific changes proposed by Tenant to rectify any inconsistencies with the Base, Shell and Core Description are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Base Building Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Base Building Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Base Building Working Drawings, the same shall be referred to as the “Approved Working Drawings for Landlord’s Phase I Work”.

Based upon and in conformity with the Base, Shell and Core Description, Landlord shall cause its architect and engineers, at Landlord’s sole cost and expense, to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings in CAD format, which shall include, without limitation, ADA path of travel, restroom locations and counts, exit lighting plans for the Phase II Work (the “Phase II Base Building Working Drawings”) by no later than October 1, 2019. Within seven (7) days after Tenant’s and Landlord’s receipt of the Phase II Base Building Working Drawings, Tenant and Landlord shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Phase II Base Building Working Drawings to the extent such Phase II Base Building Working Drawings are inconsistent with the Base, Shell and Core Description and only if Tenant delivers notice thereof to Landlord within such seven (7) day period. If any specific changes proposed by Tenant to rectify any inconsistencies with the Base, Shell and Core Description are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Phase II Base Building Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Phase II Base Building Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Phase II Base Building Working Drawings, the same shall be referred to as the “Approved Working Drawings for Landlord’s Phase II Work”.

The improvements shown on the Approved Working Drawings for Landlord’s Phase I Work and the Approved Working Drawings for Landlord’s Phase II Work are hereby collectively referred to as “Landlord’s Work”. The Approved Working Drawings for Landlord’s Phase I Work and the Approved Working Drawings for Landlord’s Phase II Work are sometimes collectively referred to herein as the “Approved Working Drawings for Landlord’s Work”.

EXHIBIT B-1

1.2 Selection of Design Professionals. Tenant shall retain an architect (the “Architect”) approved by Landlord, which approval shall not be unreasonably withheld, to prepare the TI Drawings (as hereinafter defined). Landlord hereby approves Wolcott Architecture as Tenant’s Architect. Tenant shall retain licensed engineering consultants (the “Engineers”) approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises not covered by Landlord’s Work. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “TI Drawings.” All TI Drawings shall be in a format reasonably acceptable to Landlord and shall be subject to Landlord’s reasonable approval.

1.3 Final Space Plan. On or before thirty (30) days after Tenant receives the Approved Working Drawings for Landlord’s Phase I Work or the Approved Working Drawings for Landlord’s Phase II Work, Tenant shall cause the Architect to prepare and deliver to Landlord for Landlord’s approval, in a format reasonably acceptable to Landlord, the final space plan for tenant improvements in the Phase I or Phase II Premises (as applicable) (each such final space plan, a “Final Space Plan”), which Final Space Plans shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) Business Days after Landlord’s receipt of each of the Final Space Plans for the Phase I and Phase II Premises if the same is unsatisfactory or incomplete in any respect and shall specify in reasonable detail the items which are unsatisfactory or incomplete. If Tenant is so advised, Tenant shall within five (5) Business Days after Landlord’s request therefor, (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may require, and (ii) deliver such revised Final Space Plan to Landlord for Landlord’s approval.

1.4 Approved Working Drawings for the Tenant Improvements. On or before sixty (60) days after the date each of the Final Space Plans is approved by Landlord, Tenant shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the tenant improvements in the Phase I or Phase II Premises, as applicable, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form that is complete to allow subcontractors to bid on the work and to obtain all required permits for the tenant improvements for the Phase I or Phase II Premises (each such coordinated set for the Phase I or Phase II Premises being the “Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord such Working Drawings in a format reasonably acceptable to Landlord. Landlord shall advise Tenant within five (5) Business Days after Landlord’s receipt of each set of the Working Drawings for the Phase I or Phase II Premises, as applicable, if the same is unsatisfactory or incomplete in any respect and shall specify in reasonable detail the items which are unsatisfactory or incomplete. If Tenant is so advised, Tenant shall within five (5) Business Days after Landlord’s request therefor, (i) revise such Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Working Drawings to Landlord for Landlord’s approval. The Working Drawings approved by Landlord for the Phase I Premises and Phase II Premises are together referred to herein as the “Approved Working Drawings for the Tenant Improvements”. Each set of Approved Working Drawings for the Tenant Improvements shall be submitted by Tenant to plan check within ten (10) days after the date of Landlord’s approval of the same and Tenant shall diligently pursue and use commercially reasonable efforts to obtain all applicable permits for the Approved Working Drawings for the Tenant Improvements within one hundred fifteen (115) days after the date of Landlord’s approval of the same.

EXHIBIT B-2

1.5 Standard For Approval. Landlord’s consent with respect to the Final Space Plans and Working Drawings shall not be withheld unless such drawings contain a Design Problem. Subject to Section 4.2 hereof, Landlord shall not unreasonably withhold its consent to the contemplated buildout or installation of Tenant’s specific trade fixtures, fixtures, furniture, or equipment, or (a) any lab, test kitchen or other highly specialized areas that are not customary in a creative office buildout, and (b) any other improvements which would not generally be considered standard creative office improvements (items (a) and (b) directly above are referred to as “Specialized Improvements”). Landlord shall use commercially reasonable efforts to cause Landlord’s Work to be constructed in such a manner as to accommodate any Specialized Improvements contemplated by Tenant and known by Landlord as of the date of each Final Space Plan approval.

1.6 No Changes. Once such plans and drawings are approved as set forth in this Tenant Work Letter, Tenant shall make no changes, change orders or modifications to the Base Building Working Drawings, the Phase II Base Building Working Drawings, the Approved Working Drawings for Landlord’s Phase I Work, the Approved Working Drawings for Landlord’s Phase II Work, the Final Space Plans, the Working Drawings, and/or the Approved Working Drawings for the Tenant Improvements without the prior written consent of Landlord (including, without limitation, any changes to the base, shell and core work of the Building), which consent may be withheld in Landlord’s reasonable discretion (except that Landlord may withhold its consent in its sole and absolute discretion if such change or modification would: (i) increase the cost of designing or constructing the Landlord’s Work above the cost of the improvements depicted in the Approved Working Drawings for Landlord’s Work (unless Tenant commits to pay for such increased costs); and/or (ii) require any changes to the base, shell and core work of the Building). The Final Space Plans, the Approved Working Drawings for Landlord’s Work and Approved Working Drawings for the Tenant Improvements shall be collectively referred to herein as the “Construction Drawings”. The tenant improvements shown on the Approved Working Drawings for the Tenant Improvements shall be referred to herein as the “Tenant Improvements”.

SECTION 2.

CONSTRUCTION AND COST OF TENANT IMPROVEMENTS

2.1 Allocation of Costs. Landlord and Tenant hereby agree that Landlord shall, at Landlord’s expense (except as provided in this Section 2), cause one or two contractor(s) with respect to the Phase I Work and one or two contractor(s) with respect to the Phase II Work (the “Contractor(s)”) to (i) obtain all applicable building permits for construction of Landlord’s Work (which building permits shall allow for A/B occupancy of the Premises), and (ii) construct Landlord’s Work and the Tenant Improvements as substantially depicted on the Construction Drawings, excepting only minor variations (i.e., variations that are not inconsistent with the intent of the Construction Drawings) as Landlord may deem advisable and any Change Orders (as defined below) approved by Landlord in compliance with such building permits and all Applicable Laws; provided, however, that the issuance of a temporary or permanent certificate of occupancy or final sign off on the job card upon Substantial Completion (as defined below) of Landlord’s Work and the Tenant Improvements shall be deemed conclusive evidence of the compliance of Landlord’s Work and the Tenant Improvements with Applicable Laws. In the event that Tenant shall request any Change Orders that increase the cost of construction of Landlord’s Work above of the cost of the improvements depicted on the Construction Drawings, then Tenant shall pay such excess cost to Landlord in cash within thirty (30) days after Landlord’s request therefor, together with reasonable supporting backup documentation. Landlord shall obtain the building permits for Landlord’s Work and shall perform Landlord’s Work at Landlord’s sole cost and expense. For the avoidance of doubt, Tenant shall be responsible for all increased costs (including, without limitation, Landlord’s increased carrying costs, Landlord’s out of pocket third party construction management fees and costs) proximately caused by Tenant Delays. In addition, Landlord shall pay for the cost of the design and construction of the Tenant

EXHIBIT B-3

Improvements (in an amount up to, but not exceeding $53.00 per rentable square foot of the Premises (the “Tenant Improvement Allowance”), with (i) at least $50.00 per rentable square foot of the Premises allocated to hard costs of construction of the Tenant Improvements, (ii) no more than $2.00 per rentable square foot of the Premises allocated to Tenant’s architectural fees, and (iii) no more than $1.00 per rentable square foot of the Premises allocated to the costs of Tenant’s consultants (such as Tenant’s construction manager, designers or other consultants). Notwithstanding anything to the contrary contained herein, Tenant shall pay for all costs for the Tenant Improvements in excess of the Tenant Improvement Allowance in accordance with the paragraphs set forth below. Notwithstanding the foregoing to the contrary, in no event shall Landlord be obligated to pay for any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property that may be depicted on the Construction Drawings, all of which items shall be paid for by Tenant. Any portion of the Tenant Improvement Allowance that has not been used in connection with the buildout of the Tenant Improvements (in an amount not to exceed $5.00 per rentable square foot) may be used as abatement against Monthly Rent first coming due under the Lease.

The Contractor for Landlord’s Work shall be Essey Construction or such other contractor as selected by Landlord (the “Base Building Contractor”) and approved by Tenant (such approval of Tenant not to be unreasonably withheld, conditioned or delayed). The Contractor for the Tenant Improvements (the “TI Contractor”) for the Phase I Premises and the Phase II Premises shall be the lowest bidder(s) of the following contractors, who shall participate in a competitive bidding process: Essey Construction, HBC, Corporate Contractors, and Sierra Pacific (or such other contractors to which Landlord and Tenant shall mutually agree). In the event the Base Building Contractor is not the TI Contractor, the parties shall cause the Base Building Contractor and the TI Contractor to coordinate construction of Landlord’s Work and the Tenant Improvements in good faith. Landlord shall ensure that the Base Building Contractor does not interfere with or cause labor disharmony in connection with the TI Contractor’s performance of the Tenant Improvements. Tenant shall not direct the TI Contractor to take any actions that would materially interfere with the Base Building Contractor’s completion of Landlord’s Work; any such directives by Tenant that cause an actual delay in the completion of Landlord’s Work shall be deemed a Tenant Delay, subject to Section 4.2 below.

2.2 Cost Proposal. After the Approved Working Drawings for the Tenant Improvements for the Phase I Premises, or the Phase II Premises as applicable, are approved by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings for the Tenant Improvements for the Phase I or Phase II Premises, as applicable, which cost proposal shall include, as nearly as possible, the cost of constructing such Tenant Improvements (the “Cost Proposal”). Landlord will use good faith efforts to ensure the Contractor pursues the best price and competitive bids for all subcontractors. Notwithstanding the foregoing, portions of the cost of such Tenant Improvements may be delivered to Tenant as such portions of the Tenant Improvements are priced by Contractor (on an individual item by item or trade by trade basis and/or on the basis of bifurcating between the Phase I Premises and Phase II Premises) (each a “Partial Cost Proposal”). Tenant shall approve or reject the Cost Proposal or Partial Cost Proposal, as applicable, on or before five (5) Business Days after receipt thereof. With respect to the Phase I Premises or the Phase II Premises, as applicable, the date by which Tenant approves such Cost Proposal, or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the “Cost Proposal Delivery Date.” If Landlord chooses to provide Tenant with Partial Cost Proposals, then the total of all Partial Cost Proposals shall be known as the “Cost Proposal”. If Tenant rejects any line item cost of any Partial Cost Proposal or Cost Proposal, Tenant may seek bids for Landlord’s consideration, but any time spent doing so shall be deemed a Tenant Delay. After Tenant’s approval of the Cost Proposal, both Landlord and Tenant shall use commercially reasonable efforts to keep the costs of constructing the Tenant Improvements at or under the amount set forth in the approved Cost Proposal; provided, however, in no event shall Landlord be in default under the Lease or this Tenant Work Letter or have any liability (nor shall Tenant have any remedy against Landlord under the Lease or this Tenant Work Letter) if the actual costs of constructing the Tenant Improvements exceeds the amount set forth in such approved Cost Proposal.

EXHIBIT B-4

2.3 Over Allowance Amount. The amount equal to the difference between (i) the amount of the applicable Cost Proposal and (ii) the amount of the Tenant Improvement Allowance attributable to the rentable square footage of the Phase I Premises or Phase II Premises (as applicable) (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the applicable Cost Proposal Delivery Date) shall be referred to herein as the “Over Allowance Amount”. In the event that, after any Cost Proposal Delivery Date, Tenant requests any revisions, changes, or substitutions to the Tenant Improvements, any additional costs that arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and shall be added to the Over Allowance Amount to the extent such additional costs increase any existing Over Allowance Amount or result in an Over Allowance Amount.

To the extent an Over Allowance Amount then exists, in connection with each disbursement made by Landlord with respect to the Tenant Improvements, Landlord shall send Tenant a calculation of, and request for, Tenant’s share of the applicable disbursement (a “Disbursement Request”), which share shall be based upon achieving pari passu funding between the Tenant Improvement Allowance and Over Allowance Amount after making such disbursement. Solely by way of example:

Example 1:

If, for Landlord’s first construction disbursement of $10,000.00, the Over Allowance Amount was then $20,000.00 and the Tenant Improvement Allowance was $80,000.00, Tenant would be required to fund $2,000.00 to Landlord from the Over Allowance Amount and Landlord would be required to fund $8,000.00 from the Tenant Improvement Allowance.

Example 2:

Assume the same facts as in Example 1, except that, prior to the first construction disbursement, Landlord already disbursed $10,000.00 in construction costs without any funding from Tenant prior to finalization of the applicable Cost Proposal. In such instance, Tenant would be required to fund $4,000.00 to Landlord from the Over Allowance Amount (to “catch up” to pari passu funding) and Landlord would be required to fund $6,000.00 from the Tenant Improvement Allowance.

The Over Allowance Amount shall be disbursed by Landlord pursuant to the same procedure as Landlord uses to disburse the Tenant Improvement Allowance. Tenant acknowledges that Tenant must fund the applicable portion of the Over Allowance Amount to Landlord within five (5) Business Days of receiving any Disbursement Request, and Tenant’s timely funding of all portions of the Over Allowance Amount is critical to avoid construction delays.

For the avoidance of doubt, the Over Allowance Amount will be separately calculated for the Phase I Premises and the Phase II Premises, and, in the unlikely event the Tenant Improvement Allowance attributable to the Phase I Premises has any excess amount remaining after completion of the Tenant Improvements for the Phase I Premises, such excess amount may be applied to reduce any Over Allowance Amount for the Phase II Premises.

Following completion of the Tenant Improvements, Landlord shall deliver to Tenant a final cost statement that shall indicate the final cost of the Tenant Improvements with reasonable backup documentation therefor, and if such cost statement indicates that Tenant has underpaid or overpaid the Over Allowance Amount, then within thirty (30) days after receipt of such statement, Tenant shall deliver to Landlord the amount of such underpayment or Landlord shall return to Tenant the amount of such overpayment, as the case may be. Failure to fund all or any part of the Over Allowance Amount in connection with any Disbursement Request as and when required shall be deemed a Tenant Delay hereunder.

EXHIBIT B-5

SECTION 3.

CHANGE ORDERS

If, after the Construction Documents have been approved in accordance with this Tenant Work Letter but prior to the Substantial Completion of the applicable portion of the Tenant Improvements, Tenant shall request improvements or changes to the Premises in addition to, revision of or substitution for the Tenant Improvements identified on the Construction Drawings (individually or collectively, “Change Orders”), Tenant shall deliver to Landlord for its approval plans and specifications for such Change Orders, which approval may be withheld in Landlord’s reasonable discretion (except that Landlord may withhold its approval in its sole and absolute discretion if such Change Order would: (i) increase the cost of designing or constructing the Landlord’s Work above the cost of the improvements depicted in the Approved Working Drawings for Landlord’s Work (unless Tenant commits to pay for such increased costs); and/or (ii) require any changes to the base, shell and core work of the Building). Landlord shall approve or disapprove such Change Order within five (5) business days of Tenant’s submission. If Landlord does not approve of the plans for such Change Orders, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord’s advice or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the increase in the cost of construction, resulting from all Change Orders as set forth in Section 2 above as part of the Over Allowance Amount.

SECTION 4.

SUBSTANTIAL COMPLETION

4.1 Substantial Completion. For purposes of the Lease, including this Tenant Work Letter, “Substantial Completion” (and any correlative variations thereof) of Landlord’s Work and the Tenant Improvements with respect to the Phase I Premises and the Phase II Premises shall mean that all of the following are completed: (i) completion of construction of the applicable Landlord’s Work and the Tenant Improvements pursuant to the Approved Working Drawings for Landlord’s Phase I Work or the Approved Working Drawings for Landlord’s Phase II Work, as applicable, and Approved Working Drawings for the Tenant Improvements (as applicable), with the exception of any “Punch List Items” (as defined below), (ii) Landlord has obtained a temporary or permanent certificate of occupancy for the Phase I or Phase II Premises (as applicable) (provided that such condition shall be deemed waived by Tenant if such certificate of occupancy is not available because of Tenant Delays or Tenant performing ongoing work at the Property or if such certificate of occupancy is not available as a result of any other action or omission of Tenant, its employees, agents or contractors which directly or indirectly prevents Landlord from being able to obtain such certificate of occupancy) and (iii) the Phase I or Phase II Premises (as applicable) is in the Required Delivery Condition (as defined in Section 1.1.2.E of the Lease). Substantial Completion shall be determined during the Phase I Walkthrough (as defined in Section 1.1.2B of the Lease) or the Phase II Walkthrough (as defined in Section 1.1.2.D of the Lease), as applicable. For the purposes of this Tenant Work Letter, the term “Punch List Items” shall mean minor details of construction or decoration or mechanical adjustments that (a) can reasonably be corrected or completed after the date Tenant commences its operations within the Phase I Premises or the Phase II Premises (as applicable) without causing substantial interference with Tenant’s operations therein and (b) can reasonably be corrected or completed within thirty (30) days (if Tenant fully cooperates in providing Landlord with appropriate access, provided such access can be granted

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without causing substantial interference with Tenant’s operations therein), and which shall be completed within thirty (30) days after Tenant’s notice of such items to Landlord (so long as Tenant fully cooperates in providing Landlord with appropriate access, provided such access can be granted without causing substantial interference with Tenant’s operations therein).

4.2 Tenant Delays. If there shall be any actual delay or delays in the Substantial Completion of Landlord’s Work and/or the Tenant Improvements as a direct, proximate or total result of any of the following (individually, a “Tenant Delay”, and collectively, “Tenant Delays”):

(i) subject to Section 5.4 below, Tenant’s failure to timely approve the Working Drawings or any other matter requiring Tenant’s approval within the time periods expressly provided in this Tenant Work Letter (where this Tenant Work Letter is silent as to the time period for Tenant’s approval, Tenant shall have five (5) Business Days to approve or disapprove of such matters);

(ii) a breach by Tenant of the terms of this Tenant Work Letter (other than as expressly addressed by another category of Tenant Delays set forth in this Section 4.2), provided Landlord shall give Tenant prompt Email Notice of such breach upon becoming aware of such breach; in no event shall a Tenant Delay be deemed to have commenced more than three (3) Business Days prior to Tenant’s receipt of such notice;

(iii) Tenant’s request for changes in any of the Construction Drawings, after the initial approval thereof;

(iv) Tenant’s requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time, provided that Landlord has notified Tenant that such materials, components, finishes, or improvements are not available in a commercially reasonable time and Tenant elects to proceed anyway;

(v) any changes in the Construction Drawings (after the Construction Drawings are initially approved by Landlord and Tenant) and/or Landlord’s Work and/or the Tenant Improvements required by Applicable Laws if such changes are directly attributable to Tenant’s Specialized Improvements, other than those set forth in the Base, Shell and Core Description (as reasonably determined by Landlord);

(vi) any Change Orders with respect to the Tenant Improvements or changes to the plans with respect to the Tenant Improvements (after the approval of the parties) requested by Tenant;

(vii) Tenant’s failure to meet any deadline set forth herein (including, without limitation, the deadline to submit or re-submit the Space Plan or Working Drawings);

(viii) changes requested by Tenant (after approval of the Construction Drawings) to the base, shell and core work or the Base Building;

(ix) time spent by Tenant contemplating Landlord’s reasonable response to changes requested by Tenant to Landlord’s Work and the Tenant Improvements after approval of the applicable Construction Drawings (whether or not ultimately pursued), only to the extent of any delay actually incurred by Landlord where Landlord’s Work or the Tenant Improvements cannot proceed as planned as a result of Landlord’s need to wait for Tenant’s decision that could change the scope of Landlord’s Work or the Tenant Improvements;

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(x) any work performed by Tenant which interferes with Landlord’s Work and/or the Tenant Improvements, where such interference continues for two (2) Business Days after written notice (or Email Notice) from Landlord;

(xi) actions by Tenant which cause delays in Landlord receiving permits for Landlord’s Work, where such actions continue for two (2) Business Days after written notice (or Email Notice) from Landlord (provided, however, Landlord shall not be required to provide any notice after the third such delay);

(xii) any changes to the scope of Landlord’s Work requested by Tenant after approval of the Construction Drawings, including, without limitation, those involving upgraded or highly specialized improvements;

(xiii) any Specialized Improvements to be constructed as part of the Tenant Improvements, other than those set forth in the Base, Shell and Core Description;

(xiv) if Tenant rejects a Cost Proposal or Partial Cost Proposal, all time thereafter in which the parties seek alternative cost proposal(s); or

(xv) any other unreasonable or negligent acts or omissions or willful misconduct of Tenant, or its agents or employees where such acts or misconduct continue for two (2) Business Days after written notice (or Email Notice) from Landlord;

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of the Substantial Completion of Landlord’s Work and the Tenant Improvements with respect to the Phase I Premises and the Phase II Premises, the Substantial Completion of Landlord’s Work and the Tenant Improvements with respect to the Phase I Premises and the Phase II Premises shall be deemed to be the date the Substantial Completion of Landlord’s Work and the Tenant Improvements would have occurred with respect to the Phase I Premises and the Phase II Premises if no Tenant Delay or Tenant Delays, as set forth above, had occurred (which date shall be reasonably determined by Landlord).

SECTION 5.

MISCELLANEOUS

5.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. On and after the Effective Date, subject to the terms hereof (including, without limitation, Section 4.2 of this Tenant Work Letter) and provided that Tenant and its agents do not cause substantial interference with Contractor’s work at the Premises or in the Premises, Tenant shall have access to the Premises prior to the Substantial Completion of the Tenant Improvements for the sole purpose of preparing plans, designing improvements, installing furniture, equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their reasonable approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall reasonably cooperate, work in harmony and not, in any manner, unreasonably interfere with Landlord or Landlord’s contractors (including the Contractor), agents or representatives in performing work at the Premises or in the Premises, or interfere with the general operation of the Premises or any portion thereof. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to institute and maintain corrective actions, then Landlord may revoke Tenant’s entry rights

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upon twenty-four (24) hours’ prior notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Base Rent and Additional Rent (until the occurrence of the Lease Commencement Date or the Phase II Commencement Date, as applicable). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage that may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Lease Commencement Date or the Phase II Commencement Date, the same being at Tenant’s sole risk and liability unless such injury, loss or damage is caused by Landlord’s or a Landlord Party’s negligence or willful misconduct. Tenant shall be liable to Landlord for any damage to any portion of the Premises, including Landlord’s Work and the Tenant Improvements, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. Subject to the last sentence of this Section 5.1, in the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any services, Tenant shall reimburse Landlord for such extra costs and/or shall pay Landlord for such services, as the case may be, at Landlord’s standard rates then in effect within thirty (30) days of Tenant’s receipt of an invoice from Landlord, together with reasonable supporting evidence. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Project or any portion thereof and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1, except to the extent caused by Landlord’s or a Landlord Party’s negligence or willful misconduct. With respect to the period prior to the Lease Commencement Date, Landlord shall not charge for parking by such parties entering pursuant to this Section 5.1 and Landlord shall not charge any temporary utility fees or other administrative charges in connection with such entry, including charges for use of the freight elevators, loading docks, personnel and material costs, or any other facilities in connection with such entry and Landlord shall not restrict the hours of operation of any Building services for Tenant’s use.

5.2 Tenant’s Representative. Tenant has designated Rebecca Nounou as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter. Tenant shall instruct all parties associated with Tenant other than the foregoing sole representative to convey all information to Landlord and Landlord’s representatives hereunder through the sole representative.

5.3 Landlord’s Representative. Landlord has designated Asher Luzzatto as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring a party’s approval is timely disapproved by Landlord or Tenant, the procedure for preparation of the item and approval thereof shall be repeated until the item is approved. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period Landlord shall send a second written notice stating such failure (and the time after such second notice and before Tenant’s response shall be deemed a Tenant Delay).

5.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default by Tenant has occurred at any time on or before Substantial Completion of Landlord’s Work and the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to cease the

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construction of Landlord’s Work and the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of Landlord’s Work and the Tenant Improvements caused by such work stoppage as set forth in Section 4.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such Default is cured pursuant to the terms of the Lease or this Tenant Work Letter (in which case, Tenant shall be responsible for any delay in the Substantial Completion of Landlord’s Work and the Tenant Improvements caused by such inaction by Landlord). In addition, if the Lease is terminated for any reason due to a Default by Tenant prior to Substantial Completion of the Phase I Work, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within thirty (30) days of receipt of a statement therefor, any and all reasonable costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination where such Tenant Improvements would not be reasonably usable by a typical creative office tenant, including, but not limited to, any costs related to the removal of all or any portion of such Tenant Improvements and restoration costs related thereto.

5.6 Contractor’s Warranties and Guaranties. Contractor shall obtain customary construction warranties for the Tenant Improvements and Landlord’s Work. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, which assignment shall be on a nonexclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant.

EXHIBIT B-10

Exhibit B-1

Base, Shell and Core Description

[Intentionally omitted]

EXHIBIT B-11

Exhibit B-2

Proposed Phase I Design

[Intentionallly omitted]

EXHIBIT C-1

EXHIBIT C

NOTICE OF LEASE TERM DATES

[Intentionally omitted]

EXHIBIT C-2

EXHIBIT D

BASE RENT ABATEMENT PROVISIONS

1. Base Rent Abatement. Base Rent shall be abated for (i) the first (1st), thirteenth (13th), twenty-fifth (25th), thirty-seventh (37th), forty-ninth (49th), sixty-first (61st), and seventy-third (73rd) full calendar months of the Lease Term solely with respect to the Phase I Premises, and (ii) the first (1st), thirteenth (13th), twenty-fifth (25th), thirty-seventh (37th), forty-ninth (49th), sixty-first (61st), and seventy-third (73rd) full calendar months occurring after the Phase II Commencement Date solely with respect to the Phase II Premises (collectively, the Abatement Period”). As provided in Article 3 of this Lease, Tenant shall prepay Base Rent for the second (2nd) full calendar month of the Lease Term (i.e., for the first full calendar month of the Lease Term in which such amounts are payable hereunder) with respect to the Phase I Premises. Notwithstanding such abatement of Base Rent (a) all other sums due under this Lease, including Direct Expenses, shall be payable as provided in this Lease, and (b) any increases in Base Rent set forth in this Lease shall occur on the dates scheduled therefor. The amount of the Base Rent abated for the Abatement Period pursuant to this Exhibit D shall be referred to herein as the “Abated Rent”.

EXHIBIT D-1

EXHIBIT E

PHASE I LANDSCAPING

[Intentionallly omitted]

EXHIBIT E-1

EXHIBIT F

PARKING PLAN

[Intentionallly omitted]

EXHIBIT F-1

EXHIBIT G

ROOF DECK

[Intentionallly omitted]

EXHIBIT G-1